AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 2007
REGISTRATION NO. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KESSELRING HOLDING CORPORATION
(Name of small business issuer in its charter)

Offline Consulting, Inc.
(Name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation or organization)	1541 (Primary Standard Industrial Classification Code Number)	20-4838580 (I.R.S. Employer Identification No.)

2208 58th Avenue East
Bradenton, Florida 34203

(941) 371-0440
(Address and telephone number of principal executive offices)

2208 58th Avenue East
Bradenton, Florida 34203
(941) 371-0440
(Address of principal place of business or intended principal place of business)

Kenneth Craig, Chief Executive Officer
2208 58th Avenue East
Bradenton, Florida 34203
(941) 371-0440
(Name, address and telephone number of agent for service)

Copies to:
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐ _______________

(COVER CONTINUES ON FOLLOWING PAGE)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares Common Stock, $0.0001 par value per share, issuable upon conversion of Series A Preferred Shares	158,562	$3.00	$475,686	$50.90
Common Stock, $0.0001 par value per share, issuable upon exercise of common stock purchase warrants	475,687	$3.00	$1,427,061	$152.70
Common Stock, $0.0001 par value per share	166,760	$3.00	$500,280	$53.53
Total			$2,403,028	$257.12

(1)	Includes shares of our common stock, par value $0.0001 per share, which may be offered pursuant to this registration statement.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the last reported price as reported on the Over the Counter Bulletin Board on June 13, 2007, which was $3.00 per share.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JUNE 20, 2007

Kesselring Holding Corporation

801,009 Shares of
Common Stock

This prospectus relates to the public offering of up to 801,009 shares of our common stock, par value $0.0001 per share, which may be sold from time to time by the selling stockholders of Kesselring Holding Corporation named in this prospectus. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

The total number of shares sold herewith consists of the following shares issued or to be issued to the selling stockholders: (i) up to 158,562 shares issuable upon conversion of Series A Preferred Stock, (ii) 475,687 shares issuable upon the exercise of warrants, and (iii) 166,760 shares of common stock presently outstanding. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise, if any, of warrants to purchase 475,687 shares of common stock. All costs associated with this registration will be borne by us.

Our common stock is currently traded on the OTC Bulletin Board under the symbol “KSSH”. The last reported sales price per share of our common stock as reported by the Over-the-Counter Bulletin Board on June 13, 2007, was $3.00.

The Securities offered hereby involve a high degree of risk.
See “Risk Factors” beginning on page 3.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is _________, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

KESSELRING HOLDING CORPORATION

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements. We conduct our business operations through Kesselring Corporation (“Kesselring”), our majority-owned subsidiary. As used hereinafter in this prospectus, the terms “Kesselring”, “we,” “us,” or “our” refer to Kesselring Holding Corporation and its majority-owned subsidiaries, including Kesselring.

Kesselring was organized as a Florida Corporation on January 13, 2005. Kesselring’s business segments consist of (i) contract sales (homebuilding and restoration services), and (ii) the provision of building products. Kesselring’s restoration services generally involve the restoration of commercial properties as well as residential and commercial remodeling and homebuilding and the products division involves the manufacture and sale of cabinetry and remodeling products, principally to contractors. The homebuilding and restoration operations are conducted in the State of Florida and principally serve the West Central Florida Area. The building products manufacturing facilities are located in the State of Washington and serve principally contractors in the Northwestern United States.

Kesselring reported a net loss of $419,898 for the year ended September 30, 2006 and an unaudited net loss for the six months ended March 31, 2007 of $399,357. Kesselring has traditionally suffered operating losses and negative cash flows from operations since inception and, at March 31, 2007, Kesselring had an accumulated deficit $986,894.

Our principal executive offices are located at 2208 58th Avenue East, Bradenton, Florida 34203. Our telephone number is 941-371-0440.

The Offering

Common stock outstanding before the offering	1,720,202 shares.
Common stock offered by selling stockholders
Up to 801,009 shares which includes (i) up to 158,562 shares issuable upon conversion of Series A Preferred Stock, (ii) 475,687 shares issuable upon the exercise of warrants, and (iii) 166,760 shares of common stock presently outstanding.

Common stock to be outstanding after the offering	Up to 2,354,451 shares which assumed the conversion of all shares of Series A Preferred Stock and the exercise of all common stock warrants.
Use of proceeds	We will not receive any proceeds from the sale of the common stock. See "Use of Proceeds" for a complete description.
Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 5.
OTC Bulletin Board Symbol	KSSH
Forward-Looking Statements
This prospectus contains forward-looking statements that address, among other things, our strategy to develop our business, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

The above information regarding common stock to be outstanding after the offering is based on 1,720,202 shares of common stock outstanding as of June 13, 2007 and assumes the subsequent conversion of our issued shares of Series A Preferred Stock and exercise of warrants by our selling stockholders. The number of shares underlying the Series A Preferred Stock and warrants represents 26.9% of our outstanding shares.

Shares of common stock issued or issuable in connection with the following transactions are being registered pursuant to the registration statement of which this prospectus forms a part.

Share Exchange - May 2007

On May 18, 2007, we entered into and closed a share purchase agreement with Kesselring and Kesselring’s shareholders (the “Purchase Agreement”). Pursuant to the Purchase Agreement, we acquired almost all of the issued and outstanding capital stock of Kesselring from the Kesselring shareholders in exchange for 1,374,163 shares of our shares of common stock. We are currently registering 166,760 shares issued to 18 shareholders in such transaction.

May 2007 Financing

On May 18, 2007, we entered into a financing arrangement with Vision Opportunity Master Fund Ltd. (“Vision”) pursuant to which we sold various securities in consideration of an aggregate purchase price of $1,500,000 (the “Preferred 2007 Financing”). In connection with the Preferred 2007 Financing, we issued the following securities to Vision:

•	1,000,000 shares of Series A Preferred Stock (the “Series A Preferred”);
•	Series A Common Stock Purchase Warrants to purchase 158,562 shares of common stock at $9.46 per share for a period of five years (“Series A Warrants”);
•
Series J Common Stock Purchase Warrants to purchase 158,562 shares of common stock at $10.44 per share for a period of one year from the effective date of the registration statement (“Series J Warrants”); and

•	Series B Common Stock Purchase Warrants to purchase 158,562 shares of common stock at $10.44 per share for a period of five years (“Series B Warrants”).

The shares of Series A Preferred Stock are convertible, at any time at the option of the holder, into an aggregate of 158,562 shares of our common stock. Holders of the Series A Preferred Stock are entitled to receive, when declared by our board of directors, annual dividends of $0.12 per share of Series A Preferred Stock paid semi-annually on June 30 and December 31. Such dividends may be paid, at the election of the Company, either (i) in cash if legally able to do so, or (ii) in restricted shares of our common stock with piggyback registration rights. In the event that we elect to issue restricted shares of common stock in connection with the dividend on the Series A Preferred Stock, such dividend shares shall be determined by dividing the dividend amount by 90% of the volume weighted average price for the 20 trading days immediately preceding the record date for payment of such dividend.

In the event of any liquidation or winding up of our company, the holders of Series A Preferred Stock will be entitled to receive, in preference to holders of common stock, an amount equal to 115% of the original purchase price per share.

The Series A Warrants and the Series B Warrants shall be exercisable for a period of five years at an exercise price of $9.46 and $10.44 per share, respectively. In the event that the shares of common stock underlying the Series A Warrants and the Series B Warrants are not registered by May 2009, then the Series A Warrants and the Series B Warrants are exercisable on a cashless basis. The Series J Warrants are exercisable for a period of one year from the date of the registration statement registering the shares of common stock underlying the Series J Warrants is declared effective at an exercise price of $10.44 per share.

We granted the investor registration rights with respect to the Series A Preferred Stock and the warrants. We are required to file a registration statement within 60 days from closing (or 60 days from the date of an acquisition) and have such registration statement declared effective within 150 days from closing if the registration statement is not reviewed or, in the event that the registration statement is reviewed, within 180 days from closing. If we fail to have the registration statement filed or declared effective by the required dates, the dividend rate associated with the Series A Preferred Stock, as applicable, will be increased from 8% to 10%.

The investor has contractually agreed to restrict its ability to convert its securities and receive shares of our common stock such that the number of shares of our common stock held by it and its affiliates after such conversion does not exceed 9.99% of our then issued and outstanding shares of common stock.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to our company or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our businesses, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

Although our management team has been engaged in the restoration and wood working business for an extended period of time, we did not begin operations of our current business concept until January 2005 and we have only recently commenced our plan of acquiring other companies. Through March 31, 2007, we have completed three acquisitions.  We have a limited operating history in our current combined form, which makes it difficult to evaluate our business on the basis of historical operations.  As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Reliance on the historical results of our acquisition targets may not be representative of the results we will achieve, particularly in our combined form.  Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

Our results of operations have not been consistent, and we may not be able to achieve profitability.

We incurred a net loss of $419,898 for the year ended September 30, 2006 and a net loss of $238,676 for the year ended September 30, 2005.  Our management believes that our current business plan will be successful and that we believe we will be able to limit our losses; however, our business plan is speculative and unproven.  Although our revenues grew substantially due to our growth strategy, there is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, that we will be able to curtail our losses now or in the future.  If we incur significant operating losses, our stock price may decline, perhaps significantly.

Our business depends on the demand for restoration and rebuilding/remodeling services, and if the demand for those services decreases, our revenues could decline.

                Our business depends upon the demand for restoration services that we provide primarily to commercial sites and residential home owners.  We would be adversely affected by any slowdown in the growth of, or reduction in demand for, commercial or residential restoration services.  Additionally, demand for all of our services depends on numerous factors, including:

•	The state of the economy in general;

•	the financial condition of homeowners or businesses looking to retain our services

•	whether an insurance policy is available to pay the cost of our services; and

•	changes in mortgage rates.

If demand for the services that we provide decreases, then we may experience a decline in sales resulting in decreased profits.  If demand for our services decreases and our management fails to implement appropriate adjustments, then our profitability could suffer and the price of our common stock could decline.

We may engage in acquisitions, which will consume resources and may be unsuccessful or unprofitable.

We have pursued, and we intend to continue to pursue, a strategy of acquiring businesses that fit within our business model.  However, acquisitions are not always successful or profitable.  Any future acquisitions could expose us to risks, including risks associated with assimilating new operations and personnel; diversion of resources from our existing businesses; inability to generate revenues sufficient to offset associated acquisition costs; and risks associated with the maintenance of uniform standards, controls, procedures and policies.  Acquisitions may also result in additional expenses from amortizing acquired intangible assets.  If we attempt an acquisition and are unsuccessful in its completion, we will likely incur significant expenses without any benefit to our company.  If we are successful in completing an acquisition, the risks and other problems we face may ultimately make the acquisition unprofitable.  Failed acquisition transactions and underperforming completed acquisitions would burden us with significant costs without any corresponding benefits to us, which could cause our stock price to decrease, perhaps significantly.

We expect that we will need to raise additional funds, and these funds may not be available when we need them.

We believe that we will need to raise additional monies in order to fund our growth strategy and implement our business plan.  Specifically, we expect that we will need to raise additional funds in order to pursue rapid expansion, develop new or enhanced services and products, and acquire complementary businesses or assets.  Additionally, we may need funds to respond to unanticipated events that require us to make additional investments in our business.  There can be no assurance that additional financing will be available when needed on favorable terms, or at all.  If these funds are not available when we need them, then we may need to change our business strategy and reduce our rate of growth.

We must effectively manage the growth of our operations, or our company will suffer .

Our ability to successfully implement our business plan requires an effective planning and management process.  If funding is available, we intend to increase the scope of our operations and acquire complimentary businesses.  Implementing our business plan will require significant additional funding and resources.  If we grow our operations, we will need to hire additional employees and make significant capital investments.  If we grow our operations, it will place a significant strain on our management and our resources.  If we grow, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train and manage our workforce.  Any failure to manage any of the foregoing areas efficiently and effectively would cause our business to suffer.

We face competition from numerous sources and competition may increase, leading to a decline in revenues.

We compete primarily with well-established companies, many of which we believe have greater resources than Kesselring.  We believe that barriers to entry in the restoration and rebuilding/remodeling services sectors are not significant and start-up costs are relatively low, so our competition may increase in the future.  New competitors may be able to launch new businesses similar to ours, and current competitors may replicate our business model, at a relatively low cost.  If competitors with significantly greater resources than ours decide to replicate our business model, they may be able to quickly gain recognition and acceptance of their business methods and products through marketing and promotion.  We may not have the resources to compete effectively with current or future competitors.  If we are unable to effectively compete, we will lose sales to our competitors and our revenues will decline.

 Our failure to comply with federal and state environmental laws and regulations could result in fines or injunctions, which could materially impair the operation of our business.

Portions of our business are heavily regulated by federal, state and local environmental laws and regulations, including those promulgated under the Environmental Protection Agency.  These federal, state and local environmental laws and regulations govern the discharge of hazardous materials into the air and water, as well as the handling, storage, and disposal of hazardous materials and the remediation of contaminated sites.  Our businesses may involve working around and with volatile, toxic and hazardous substances and other regulated substances.  We may become liable under these federal, state and local laws and regulations for the improper characterization, handling or disposal of hazardous or other regulated substances.  We may become subject to claims for personal injury or property damage related to accidents, spills, and exposure to hazardous substances that are related to our business.  It is possible that some of our operations could become subject to an injunction which would impede or even prevent us from operating that portion of our business.  Any significant environmental claim or injunction could have a material adverse impact on our financial condition.  Additionally, environmental regulations and laws are constantly changing, and changes in those laws and regulations could significantly increase our compliance costs and divert our human and other resources from revenue-generating activities.

The failure to obtain and maintain required governmental licenses, permits and approvals could have a substantial adverse effect on our operations.

We must obtain and maintain various federal, state and local governmental licenses, permits and approvals in order to provide our services.  We may not be successful in obtaining or maintaining any necessary license, permit or approval.  Further, as we seek to expand our operations into new markets, regulatory and licensing requirements may delay our entry into new markets, or make entry into new markets cost-prohibitive.  We cannot assure you that we will be able to obtain or, once obtained, maintain our licenses or registrations in any states where we are required to be licensed or registered to operate our business.  Our activities in states where necessary licenses or registrations are not available could be curtailed pending processing of an application, and we may be required to cease operating in states where we do not have valid licenses or registrations.  We could also become subject to civil or criminal penalties for operating without required licenses or registrations.  These costs may be substantial and may materially impair our prospects, business, financial condition and results of operation.

If we fail to maintain adequate insurance, our financial results could be negatively impacted.

We carry standard general liability insurance in amounts determined to be reasonable by our management.  We are also covered through standard worker's compensation insurance against claims by our employees for injuries and other conditions contracted while on the job.  Although we believe we are adequately insured, if we fail to adequately assess our insurance needs or if a significant amount of claims are made by workers or others, there can be no assurance that the amount of such claims will not exceed our available insurance, resulting in a material negative impact on our financial results.  This could have an adverse impact on the price of our common stock.

We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price to suffer .

If we lose members of our senior management, we may not be able to find appropriate replacements on a timely basis, and our business could be adversely affected.  Our existing operations and continued future development depend to a significant extent upon the performance and active participation of certain key individuals, including our Chief Executive Officer, Chief Operating Officer, and our Chief Financial Officer.  We cannot guarantee that we will be successful in retaining the services of these or other key personnel.  If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

Our inability to hire, train and retain qualified employees could cause our financial condition to suffer.

The success of our business is highly dependent upon our ability to hire, train and retain qualified employees.  We face competition from other employers for laborers, and the availability of labor is limited, particularly in areas serviced by our Recovery services.  We must offer a competitive employment package in order to hire and retain employees, and any increase in competition for labor may require us to increase wages or benefits in order to maintain a sufficient work force, resulting in higher operation costs.  Additionally, we must successfully train our employees in order to provide high quality services.  In the event of high turnover or a labor shortage, we may experience difficulty in providing consistent high-quality services.  These factors could adversely affect our results of operations.

Our revenues may decline in the event that our exclusive distribution agreements for central Washington for “Sargent” hardware and “Currie Hollow Metal” products are terminated.

We also serve as the exclusive distributor for central Washington for “Sargent” hardware and “Currie Hollow Metal” products. If these distribution agreements were to be terminated for any reason, including the failure to make required monetary payments, our results of operations may be severely impacted and we may be forced to curtail our operations.

The issuance of shares upon conversion of the Series A Convertible Preferred Stock and exercise of outstanding Series A, Series B and Series J Warrants issued to the investor may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of the Series A Preferred Stock and exercise of warrants may result in substantial dilution to the interests of other stockholders since the investor may ultimately convert and sell the full amount issuable on conversion. Although the investor may not convert their Series A Preferred Stock if such conversion would cause them to own more than 9.99% of the Company’s outstanding common stock, this restriction does not prevent the investor from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the investor could sell more than their limit while never holding more than this limit.

SPECIFIC RISKS RELATING TO OUR COMMON STOCK

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

There is a limited market for our common stock which may make it more difficult to dispose of your stock.

Our common stock is currently quoted on the Over the Counter Bulletin Board under the symbol "KSSH". There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales also may make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems reasonable or appropriate. Stockholders who have been issued shares in the Acquisition will be able to sell their shares pursuant to Rule 144 under the Securities Act of 1933, beginning one year after the stockholders acquired their shares.

Our common stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transaction in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, is any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise, if any, of the warrants owned by the selling stockholders.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. None of the selling stockholders have held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Name of Selling Stockholder	Total Shares Held Including Shares Issuable Upon Full Conversion and/or exercise(3)	Total Percentage of Outstanding Shares Assuming Full Conversion and/or exercise (3)	Shares of Common Stock Included in Prospectus (3)	Beneficial Ownership Before Offering (1)(2)	Percentage of Common Stock Before Offering (1)(2)	Beneficial Ownership After the Offering(4)	Percentage of Common Stock Owned After Offering(4)

Vision Master Opportunity Fund Ltd.	794,113	33.73%	634,249	189,012	9.99%	159,864	6.79%
Allie Hueter	4,619	*	4,619	4,619	*	--	--
Anthony Heaton	8,212	*	8,212	8,212	*	--	--
Bill Wheelock	4,106	*	4,106	4,106	*	--	--
Colin Lewin	7,185	*	7,185	7,185	*	--	--
Lawrence D. Wilder	2,053	*	2,053	2,053	*	--	--
Nicole O’Sullivan Trust	115,763	6.73%	115,763	115,763	6.73%	--	--
Rod Braido	1,540	*	1,540	1,540	*	--	--
William Van Oostrum	8,417	*	8,417	8,417	*	--	--
Kenneth Schmidt	2,053	*	2,053	2,053	*	--	--
H. Leroy Duckworth	1,026	*	1,026	1,026	*	--	--
Mark Herber	513	*	513	513	*	--	--
Gary Farris	2,955	*	2,955	2,955	*	--	--
Todd Faith	2,163	*	2,163	2,163	*	--	--
Candace Broadfoot	513	*	513	513	*	--	--
Blake Erickson	513	*	513	513	*	--	--
Charles and Susan Ley	1,026	*	1,026	1,026	*	--	--

Todd Case	513	*	513	513	*	--	--
Teresita Craig	141,426	8.22%	3,590	141,426	8.22%	137,836	8.01%
Total			801,009

* Less than one percent.

(1) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time.

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on a total outstanding number of 1,720,202 as of June 13, 2007.

(3) The selling stockholder that participated in the Preferred 2007 Financing has contractually agreed to restrict its ability to convert its shares of Series A Preferred Stock or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the Series A Preferred Stock and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(4) Assumes that all securities registered will be sold.

(5) Shares being registered represent (i) 158,562 shares issuable upon the conversion of the Series A Preferred Stock, (ii) 158,562 shares issuable upon the exercise of the Series A Common Stock Purchase Warrants, (iii) 158,562 shares issuable upon the exercise of the Series B Common Stock Purchase Warrants and (iv) 158,562 shares issuable upon the exercise of the Series J Common Stock Purchase Warrants. Adam Benowitz, portfolio manager, and Randy Cohen share investment and dispositive power of the shares held by this entity.

The following is a description of the selling shareholders relationship to us and how each the selling shareholder acquired the shares to be sold in this offering:

Share Exchange - May 2007

On May 18, 2007, we entered into and closed a share purchase agreement with Kesselring and Kesselring’s shareholders (the “Purchase Agreement”). Pursuant to the Purchase Agreement, we acquired almost all of the issued and outstanding capital stock of Kesselring from the Kesselring shareholders in exchange for 1,374,163 shares of our common stock. We are currently registering 166,760 shares issued to 18 shareholders in such transaction.

May 2007 Financing

On May 18, 2007, we entered into a financing arrangement with Vision Opportunity Master Fund Ltd. (“Vision”) pursuant to which wet sold various securities in consideration of an aggregate purchase price of $1,500,000 (the “Preferred 2007 Financing”). In connection with the Preferred 2007 Financing, we issued the following securities to Vision:

•	1,000,000 shares of Series A Preferred Stock (the “Series A Preferred”);
•	Series A Common Stock Purchase Warrants to purchase 158,562 shares of common stock at $9.46 per share for a period of five years (“Series A Warrants”);
•
Series J Common Stock Purchase Warrants to purchase 158,562 shares of common stock at $10.44 per share for a period of one year from the effective date of the registration statement (“Series J Warrants”); and

•	Series B Common Stock Purchase Warrants to purchase 158,562 shares of common stock at $10.44 per share for a period of five years (“Series B Warrants”).

The shares of Series A Preferred Stock are convertible, at any time at the option of the holder, into an aggregate of 158,562 shares of our common stock. Holders of the Series A Preferred Stock are entitled to receive, when declared by our board of directors, annual dividends of $0.12 per share of Series A Preferred Stock paid semi-annually on June 30 and December 31. Such dividends may be paid, at the election of the Company, either (i) in cash if legally able to do so, or (ii) in restricted shares of our common stock with piggyback registration rights. In the event that we elect to issue restricted shares of common stock in connection with the dividend on the Series A Preferred Stock, such dividend shares shall be determined by dividing the dividend amount by 90% of the volume weighted average price for the 20 trading days immediately preceding the record date for payment of such dividend.

In the event of any liquidation or winding up of our company, the holders of Series A Preferred Stock will be entitled to receive, in preference to holders of common stock, an amount equal to 115% of the original purchase price per share.

The Series A Warrants and the Series B Warrants shall be exercisable for a period of five years at an exercise price of $9.46 and $10.44 per share, respectively. In the event that the shares of common stock underlying the Series A Warrants and the Series B Warrants are not registered by May 2009, then the Series A Warrants and the Series B Warrants are exercisable on a cashless basis. The Series J Warrants are exercisable for a period of one year from the date of the registration statement registering the shares of common stock underlying the Series J Warrants is declared effective at an exercise price of $10.44 per share.

We granted the investor registration rights with respect to the Series A Preferred Stock and the warrants. We are required to file a registration statement within 60 days from closing (or 60 days from the date of an acquisition) and have such registration statement declared effective within 150 days from closing if the registration statement is not reviewed or, in the event that the registration statement is reviewed, within 180 days from closing. If we fail to have the registration statement filed or declared effective by the required dates, the dividend rate associated with the Series A Preferred Stock, as applicable, will be increased from 8% to 10%.

The investor has contractually agreed to restrict its ability to convert its securities and receive shares of our common stock such that the number of shares of our common stock held by it and its affiliates after such conversion does not exceed 9.99% of our then issued and outstanding shares of common stock.

All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

PLAN OF DISTRIBUTION

•
Each Selling Stockholder (the “Selling Stockholders”) of the common stock (“Common Stock”) of our company and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Over the Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. hawse have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded on the OTC Bulletin Board, referred to herein as the OTCBB, under the symbol “KSSH”. Prior to May 31, 2007, our common stock had not traded. The high and low trades for our shares for each quarter since May 31, 2007 were:

	High	Low
Year Ended September 30, 2007
3rd Quarter	$6.00	$1.10
2nd Quarter	--	--
1st Quarter	--	--

Holders

As of June 13, 2007, there were approximately 70 holders of record of our common stock.

Dividends

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.

DESCRIPTION OF BUSINESS

Overview

Kesselring was organized as a Florida Corporation on January 13, 2005. Kesselring’s business segments consist of (i) contract sales (homebuilding and restoration services), and (ii) the provision of building products. Kesselring’s restoration services generally involve the restoration of commercial properties as well as residential and commercial remodeling and homebuilding and the products division involves the manufacture and sale of cabinetry and remodeling products, principally to contractors. The homebuilding and restoration operations are conducted in the State of Florida and principally serve the West Central Florida Area. The building products manufacturing facilities are located in the State of Washington and serve principally contractors in the Northwestern United States.

We have engaged in the following acquisitions:

•	on January 14, 2005, Kesselring acquired Kesselring Restoration Corporation, which is engaged in restoration services;

•	on March 10, 2005, Kesselring acquired TBS Constructors, Inc., which is engaged in residential home construction and remodeling; and

•
on July 1, 2006, Kesselring acquired King Brothers Woodworking, Inc., King Brothers Door and Hardware, Inc. and other related assets, which such businesses are engaged in the production of building products.

Our contract services include the provision of restoration services and homebuilding services under formal contractual arrangements. Our restoration contracts are principally with commercial property owners; such as hotel or apartment building owners. Our homebuilding contracts are principally with residential property owners. Our remodeling contracts are with commercial property owners and residential homeowners. These services include the provisioning of our workforce, the engagement of subcontractors and the delivery and installation of materials and products that are necessary to provide services to our customers.

Our product sales are based on the manufacture and sale of custom cabinetry and custom remodeling products principally to construction contractors. In certain instances, to facilitate the sale of our custom products, we may be engaged to install our products at the contractor worksite at the time of delivery.

Our strategy, since the acquisition of Kesselring Restoration Corporation, has been to continue to grow our business organically and to purchase majority interests in companies engaged in restoration, building and construction products that are profitable and consolidate these businesses to take advantage of cross-selling opportunities, economies of scale, efficiencies and where appropriate, consolidation of overhead.

Business Segments

Our business consists of two integrated business segments: (i) restoration and construction services and (ii) the provision of building products.

Restoration and Construction Services

Kesselring is a restoration and construction services company, offering diversified general contracting, restoration, construction management and design-build services primarily to commercial property owners. We have established a strong reputation within our markets by executing significant projects on time and within budget while adhering to strict quality control measures. Kesselring offers commercial exterior restoration services that include removal and replacement of concrete (including reinforced), stucco, carpentry, waterproofing and painting of buildings ranging from one floor to tall high-rises. Kesselring performs work primarily on condominiums, but also on banks, hotels, office buildings, shopping malls. Most of Kesselring services are performed by its own personnel. Kesselring’s current and pending contracts range from a few thousand dollars to $1,600,000. Management believes that an average coastal structure requires restoration services every five to seven years under normal weather circumstances. A portion of our work requires surety bonding and Kesselring has surety bonding agreements with various institutions to meet its bonding needs.

Building Products

Kesselring, through King Brothers Woodworking, Inc., is a manufacturer of wood casing products in central Washington state. In over 29,000 square feet of manufacturing space, Kesselring manufactures specialty wood moldings, doors, casework, display fixtures and related hard surface materials. Approximately 75% of its work is commercial with the remainder high-end residential. The commercial work is predominately secured by competitive bid. Work is performed for major general construction contractors statewide. Kesselring also provides an installation service for its clients.

Through King Door and Hardware Inc., Kesselring secured the exclusive central Washington distribution rights for Sargent door hardware and Currie Hollow Metal door products. King Door and Hardware’s engineers design certain specifications into drawings for independent architects which promotes the use of Sargent and Currie Hollow products. Their work is primarily secured by competitive bid to major general contractors in their market area.

Competition

We compete against numerous local providers, as well as national providers, including Steamatic, Inc., Home Solutions of America, Inc. and The ServiceMaster Company.  Locally, we compete against numerous family controlled operations as well as larger regional operations.  Competitors in our specialty cabinet section of our building products business segment include Masco Corporation and Imperial Industries, Inc.  We expect additional competitors as the market for specialty residential services continues to grow and due to the lack of significant barriers of entry into the residential services field. Our wood working business primarily competes with local providers.

Government Regulation

Portions of our operations are highly regulated and subject to a variety of federal and state laws, including environmental laws, which require that we obtain various licenses, permits and approvals.  We must obtain and maintain various federal, state and local governmental licenses, permits and approvals in order to provide our services.  We believe we are in material compliance with all applicable licensing and similar regulatory requirements.  However, we cannot assure you that we can maintain our licenses or registrations in the states in which we currently do business, or that we can obtain licenses or registrations required by any states in which we may desire to expand our business.

Portions of our business are heavily regulated by federal, state and local environmental regulations, including those promulgated under the Environmental Protection Agency.  These federal, state and local environmental laws and regulations govern the discharge of hazardous materials into the air and water, as well as the handling, storage, and disposal of hazardous materials and the remediation of contaminated sites.  Our businesses may involve working around and with volatile, toxic and hazardous substances and other regulated substances.  We are not aware of any federal, state or local environmental laws or regulations that will materially affect our earnings or competitive position, or result in material capital expenditures; however, we cannot predict the effect on our operations of possible future environmental legislation or regulations.

Employees

As of June 13, 2007, Kesselring had 86 employees of which 77 are full time employees. Kesselring has not experienced any work stoppages and it considers relations with its employees to be good.

Legal Proceedings

From time to time, Kesselring may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. Except as disclosed below,

Kesselring is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Property

Kesselring owns the following properties used in our building product segment:

Address	Date Purchased	Square Feet	Purchase Price	Market Value 1/31/07 (1)
602 W. Valley Mall Blvd. Yakima, Washington	May 15, 1987	21,600	$ 468,000	$ 950,000
604 W. Valley Mall Blvd. Yakima, Washington	March 11, 1988	7,500	$ 220,000	$ 550,000
3711 S. 1st Street Yakima, Washington	July 1, 1976	6,822	$ 82,000	$ 172,000

(1) Market value based on independent appraisal done on February 6, 2007.

Kesselring owns the three properties listed above in Yakima, Washington. The facilities at 602 and 604 West Valley Mall Boulevard accommodate our product services manufacturing and related administrative and sales personnel. The Company also owns a building at 3711 South 1st Street that serves as additional manufacturing space.

In March 2007, Kesselring entered into a $1,255,500, 10-year, adjustable rate mortgage note based on the 5-year Treasury Constant Maturity rate plus 2.90% (initial rate of 7.49%) secured by the 602 and 604 W. Valley Mall Blvd properties. This loan calls for 119 monthly principal and interest payments of $9,361.70 and one balloon payment of $1,012,964.60 on March 2, 2017.

As of September 30, 2006, our corporate headquarters and contract services segment are located in Bradenton, Florida. This facility accommodates Kesselring's corporate, administrative, marketing and sales personnel as well as our contract services segment. This space is leased on a month-to-month basis with a monthly rent payment of $3,940. The building is suitable for its purposes and is expected to accommodate the Company's needs for the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward Looking Statements

Some of the statements contained in this Form SB-2 that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form 8-K, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;

•	Our ability to raise capital when needed and on acceptable terms and conditions;

•	The intensity of competition; and

•	General economic conditions.

All written and oral forward-looking statements made in connection with this Form 8-K that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

RESULTS OF OPERATIONS

This discussion should be read in conjunction with our financial statements included elsewhere in this report.

Comparison of the Six Months ended March 31, 2007 and 2006

Revenues: Our consolidated revenues increased $4,469,071 or 200% from the six months ended March 31, 2006 to 2007. Our acquisition of the King Group on July 1, 2006 represents $3,487,658 or 78% of the increase. In addition, the contract services segment increased its revenues 44% from $2,235,582 to $3,487,658 for the six months ended March 31, 2006 to 2007 primarily due to one high-end, waterfront remodeling project.

Cost of Revenues and Margins: Cost of revenues increased $3,315,840, or 170%, and consists of cost of goods sold and associated labor costs. $2,974,663, or 90%, of the increase is attributable to the revenues related to our acquisition of the King Group. Cost of sales in the Contract Service segment increased from $1,955,975 to $2,297,152, or 17%, due to the increase in our revenue offset by cost savings from improvements in our job costing processes as well as higher margins we earned on high-end remodeling projects. Gross profit margins for our Contract Services segment increased from 13% to 29% for the six months ended March 31, 2006 to 2007 primarily due to the increase in our revenues from home building as a percent of our total contract service revenue which historically has had higher margins than our restoration services. Gross profit margin for our Product Sales segment was 13% for the six months ended March 31, 2007.

Salaries and Benefits: Our salary costs increased 183% from the six months ended March 31, 2006 to 2007 due to our acquisition of the King entities, regular salary increases and our hiring of more highly compensated employees as part of our preparation of going public.

Consulting, Related Parties: Consulting costs were $221,037 for the six months ended March 31, 2007 and related primarily to expenses incurred as part of our preparation of going public and utilizing a consultant to integrate our subsidiary companies.

Professional Fees: Our professional fees expense increased from $14,503 for the six months ended March 31, 2006 to $646,180 for the six months ended March 31, 2007. This increase is also attributable to our preparations to become a public company and consists mainly of accountants, auditors and legal fees.

Interest Income: We received $0 and $3,899 in interest income during the six months ended March 31, 2006 and 2007, respectively. The incurrence of interest income was a result of higher than average deposited balances. Currently, cash is being used in operating activities and, accordingly, interest income is expected to decline during 2007.

Interest Expense: Our interest expense increased from $4,224 to $44,805 during the six months ended March 31, 2006 and 2007 due primarily to (i) increased borrowings under our bank credit facilities and (ii) borrowings related to our acquisition of the King Group.

Comparison of the Years ended September 30, 2006 and 2005

In the following discussion, we refer to ourselves in the periods prior to our acquisition of Kesselring Restoration Corporation, Inc. as "Predecessor Company" and in the periods subsequent to the date of this acquisition as "Successor Company". The following is a discussion of our financial condition and results of operations for the year ended September 30, 2005; including the period October 1, 2004 to January 13, 2005, as the Predecessor Company, and the period January 14, 2005 to September 30, 2005 as the Successor Company, and the year ended September 30, 2006 for the Successor Company. We refer to the years ended September 30, 2005 and September 30, 2006 as 2005 and 2006, respectively.

Revenues: Our consolidated revenues increased $5,220,013, or 247%. $1,737,560, or 33%, of the increase is attributable to the acquisition of the King Group on July 1, 2006. In addition, our contract services segment more than doubled its revenues from $2,109,842 to $5,592,295, or 165%. The increase in 2006 is primarily attributable to the increased volume in our remodeling and homebuilding operations of the segment.

Cost of Revenues and Margins: Cost of revenues increased $4,034,628, or 225%, and consists of cost of goods sold and associated labor costs. $1,335,006, or 33%, of the increase is attributable to the revenues related to our acquisition of the King Group. Cost of sales in the contract service segment increased from $1,791,641 to $4,491,263, or 151%, due to the increase in our revenue offset by cost savings from improvements to our job costing processes resulting in more profitable jobs.  Gross profit margins for our contract services segment increased from 15% to 20% from 2005 to 2006 primarily due to the increase in our revenues from home building as a percent of our total contract service revenue which historically has had higher margins than our restoration services. Gross profit margin for our Product Sales segment was 23% for the period from the acquisition date of July 1, 2006 to September 30, 2006.

Salaries and Benefits Expenses: Our salaries and benefits expense increased $650,586 or 197% from 2005 to 2006 primarily due to (i) our acquisition of the King Group, (ii) the hiring of a division president and the related amortization of the intangible employment cost created by our acquisition of TBS Constructors, Inc., (iii) an increase in our non-cash stock-based compensation of $297,177 and (iv) the increase in our revenues.

Consulting and Professional Fees: Our consulting and professional fees were $786,695 in 2006 which primarily included costs associated with us positioning our Company to become a public corporation. Of these consulting fees, $568,807 was paid in common stock.

Depreciation and Amortization: Depreciation/amortization net of amounts included in cost of sales, increased $64,065 or 94% from 2005 to 2006 primarily due to (i) the purchase of the King Group which included three buildings and manufacturing equipment and (ii) the amortization of intangibles that arose from our business acquisitions.

Interest Income: We received $2,619 and $1,265 in interest income in 2005 and 2006, respectively. The decrease in interest income was a result of lower average deposited balances. Currently, cash is being used in operating activities and, accordingly, interest income is expected to decline during fiscal 2007.

Interest Expense: Our interest expense increased from $8,538 in 2005 to $33,239 in 2006 due to (i) increased borrowings under our bank credit facilities and (ii) borrowings related to our acquisition of the King Group.

LIQUIDITY AND CAPITAL RESOURCES

General

As of March 31, 2007, we had $1,433,130 in working capital compared to $123,729 at September 30, 2006. We believe that cash on hand, plus amounts anticipated to be generated from operations and private placements as well as borrowing availability under our credit facilities, will be sufficient to support consolidated operations through at least the 12-month period ending March 31, 2008.

CASH FLOWS

Comparison of Cash Flows for the Six Months ended March 31, 2007 and 2006

Cash Flows from Operating Activities - We used $1,074,140 in cash for operating activities during the six months ended March 31, 2007, compared to using $88,700 during the same period of the prior year. The current year’s cash usage reflects our net loss increased by approximately $180,000 prepayment of federal income tax, an increase in our outstanding accounts receivable mainly due to timing of billings on a few significant jobs, and lower accounts payable balances and contract liabilities also due to timing of significant jobs. The prior period’s cash usage reflects an increase in our accounts receivable of $131,782 and a $60,775 increase in costs in excess of billings on uncompleted contracts which both indicate that we incurred costs but did not collect the associated revenue in the period. We also incurred a decrease of $60,755 on billings in excess of estimated earnings on uncompleted contracts. Finally, our accounts payable and accrued liabilities increased by $100,227 offsetting the items noted above.

Cash Flows from Investing Activities - We used $150,792 in cash in its investing activities during the six months ended March 31, 2007, primarily attributable to the purchase of manufacturing equipment, computer equipment and software. We used $30,086 in cash in its investing activities during the six months ended March 31, 2006 to purchase equipment.

Cash Flows from Financing Activities - We generated $951,781 in cash from its financing activities during the six months ended March 31, 2007. This represented $490,000 in cash proceeds from a private placement of stock, $1,255,500 in proceeds from the issuance of a mortgage note, offset by repayments of $984,567 on outstanding notes payable primarily related to repayments of debt incurred with the acquisition of the King Group and our credit facilities. We generated $123,778 in cash from its financing activities during the six months ended March 31, 2006 primarily related to shareholder loans to our company.

Comparison of Cash Flows for the Years ended September 30, 2006 and 2005

Cash Flows from Operating Activities - We generated $290,798 in cash from our operating activities during 2006, compared to generating $2,747 in cash during 2005. The current year’s cash generation was primarily attributable to our increased margins and management’s decision to issue stock-based compensation to our consultants and employees in lieu of cash. In 2006, we incurred $929,175 in non-cash expenses for stock-based compensation paid to employees and consultants.

Cash Flows from Investing Activities - We used $66,592 in cash in our investing activities 2006. This usage consisted of $143,991 in purchases of manufacturing equipment, computer equipment and software offset by $126,857 in cash received in our acquisition of the King Group. We used $99,264 in cash in our investing activities during 2005 which consisted of $120,637 in equipment purchases offset by $21,373 in net cash received in the TBS and Kesselring acquisitions.

Cash Flows from Financing Activities - We generated $198,532 in cash from our financing activities during 2006. This represented $301,000 in cash proceeds from a private placement of stock and $268,047 primarily from draws on our credit lines for working capital purposes. These were offset by repayments of $370,515 primarily consisting of repayments on our credit lines and a loan from shareholders. We generated $243,111 in cash from our financing activities 2005. This was primarily comprised of net proceeds drawn on our credit lines for working capital purposes and a shareholder loan.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of the contingent assets, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates that we have made in the preparation of our financial statements are as follows:

Contract revenue: Our revenue recognition policies require us to estimate our total contract costs and revise those estimates for changes in the facts and circumstances. These estimates consider all available information; including pricing quotes provided by our vendors for materials, projections of our employee compensation and our past experience in providing contract services.

Intangible assets: Our intangible assets require us to make subjective estimates about our future operations and cash flows so that we can evaluate the recoverability of such assets. These estimates consider all available information and market indicators; including our operational history, our expected contract performance and changes in the industries that we serve.

Stock-based compensation: Kesselring’s common stock is not traded publicly and there is no history of private sales upon which to base the fair value of common stock issued for compensatory purposes and business acquisitions. Accordingly, Kesselring has engaged third-party valuation service providers to assist it in developing appropriate assumptions and making estimates about the fair values of our common stock at the times of issuance.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

Below are the names and certain information regarding our executive officers and directors following the acquisition of Kesselring.

Name	Age	Position
Kenneth Craig	52	Chief Executive Officer and Director
Clifford H. Wildes	56	Chief Operating Officer and Chairman of the Board
Laura A. Camisa	44	Chief Financial Officer
Curtis King	61	President - King Brothers Woodworking and Director
Gary King	66	President - King Door and Hardware and Director
Virgil Lee "Brother" Sandifer, Jr.	51	Director
Ben Bond	65	Director
James K. Toomey	41	Director

Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at its annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

Kenneth Craig, Chief Executive Officer and Director

Mr. Craig has over 25 years of executive management experience in private and public companies. He was a co-founder, past CEO, CFO and Board Member of Morgan Beaumont, Inc., a publicly-traded company that is a premier provider of Stored Value and Prepaid Card Solutions in the United States. From 1998 to 2001, Mr. Craig consulted or was employed by various public companies holding the positions of CEO, President or Vice President, his responsibilities included interfacing with the SEC and operations of those companies. After completing law school, he started his own firm in 1981. In 1989, as he became heavily involved in the telecom finance business and ultimately consulted with the acquisition team for the purchase of Centel Communications by Williams Oil & Gas. And upon completion of the acquisition took a position as a Division President for Wiltel Communications, a wholly owned subsidiary of The Williams Companies. In 1996 he was engaged as President and later CEO of Renaissance Golf Products, Inc., “FILA Golf” and took on the challenge of refinancing, resurrecting and getting re-listed. From 1998 to 2001, Mr. Craig consulted or was employed by various companies holding positions of CEO, COO or Vice President; his responsibilities included operations and interfacing with investors, attorneys, auditors and the SEC.

Clifford H. Wildes, Chief Operating Officer and Chairman of the Board

Mr. Wildes has over 25 years of executive management experience in private and public companies. He is the current founder, and Chairman of Morgan Beaumont, Inc., a publicly-traded company that is a premier provider of Stored Value and Prepaid Card Solutions in the United States. Prior to founding Morgan Beaumont, Mr. Wildes was the CEO and founder of several companies within the High Tech sector as well as business consulting services. He is also the founder, former CEO and Chairman of Microtech International Inc., a private company that he sold to a Japanese public company in 1995, as well as the founder, former CEO and Chairman of Nova Interactive Inc., which he sold to a public company in 1997. From 1997 to 2001, Mr. Wildes consulted or was employed by various public companies holding the positions of CEO, COO or Vice President; his responsibilities included interfacing with the SEC and the operations of those companies. He is the President and founder of Meridian Capital Inc., an investment banking consulting firm that specialized in mergers and acquisitions, reverse mergers into public shells, and general business consulting and he was also a principal in a boutique San Francisco-based investment banking firm.

Laura A. Camisa, Chief Financial Officer

Laura Camisa has over 22 years of management experience as a financial analyst specializing in mergers and acquisitions. For Calton, Inc., she has served as Chief Financial Officer and Treasurer since April 2004, as well as Senior Vice President and Financial Analyst. Prior to joining Calton, she held the position of Director of Investor Relations and Financial Analyst at Hovnanian Enterprises, Inc. From 1995 to 1998, Ms. Camisa served as Financial Analyst - International Mergers & Acquisitions at Marsh & McLennan Companies. From 1989 to 1994, she worked at Kidder, Peabody & Co. as a Financial Analyst specializing in Mergers & Acquisitions and High Yield Debt Financing, as well as successfully completing the company’s Investment Banking Analyst Training Program. Her early experience includes work at Bear, Stearns & Co. Inc., Goldman, Sachs & Co., and Smith Barney, Harris Upham & Co. Inc.

Curtis King, President - King Brothers Woodworking and Director

Mr. King became President of King Brothers Woodworking, Inc in 1976, co-managing with his brother since that time. In 1997 Mr. King also assumed a similar managerial role in King Door and Hardware, Inc., a company founded by he and his brother. Mr. King started his career with the General Electric Co in 1969 and is a graduate of their Manufacturing Management Program. Mr. King holds Bachelor of Science degrees in Physics and Math from the University of Washington and an MBA from Clemson and Furman Universities’ combined program. Mr. King has had extensive community involvement. He is currently Chair of Yakima Regional Hospital, United Way of Yakima County, and the Central Washington Fair Association. He is also the incoming President of Sunrise Rotary.

Gary King, President - King Door and Hardware and Director

Mr. King assumed financial and internal operational control of King Brothers Woodworking, Inc. in 1976 co-managing with his brother since that time. In 1997 Mr. King assumed a similar role in King Door and Hardware, Inc. a company he and his brother founded. Prior to that Mr. King worked in various staff and management positions with Battelle Memorial Institute, Pacific Northwest Laboratories in Richland, Washington. Mr. King holds both a BS degree in Physics and an MBA degree from the University of Washington in Seattle, WA. He currently serves as treasurer on the governing board of Northwest University in Kirkland, WA which he joined in 1985.

Virgil Lee "Brother" Sandifer, Jr., Director

Mr. Sandifer is a Certified Public Accountant and managing partner of the accounting firm of Sayle, Sandifer & Associates, LLP, where he has practiced since 1980. Mr. Sandifer attended the University of Mississippi where he received a Bachelor of Arts in Accounting in 1977 and a Master of Business Administration in 1979.

Ben Bond, Director

For the past 12 years, Ben Bond has run his own CPA firm, with a concentration in taxes, accounting and management consulting. Previously, Mr. Bond held management positions in accounting and auditing with several public companies, including Blount, Inc. and Grand Met, PLC. He began his career with Deloitte and Touche (then Haskins & Sells) in Tampa. A graduate of the University of Florida, he holds active CPA licenses in Florida and North Carolina.

James K. Toomey, Director

Jim Toomey has served as a director of Coast Bank since April, 2000, and Chairman since June, 2003. Previously, Mr. Toomey served in various positions for Knight-Ridder/Bradenton Herald from 1990 to 1997. Since 1997, Mr. Toomey’s business interests have been focused towards commercial real estate and investments. He is a life-long Florida native and is the co-owner of four real estate investment companies in Manatee County, a retail clothing company, and an ice cream store. He founded the Toomey Foundation for the Natural Sciences in 2000, a not-for-profit organization for the preservation and education of archeological, paleontological and geological resources.

CODE OF ETHICS

We expect to adopt by the end of the third quarter 2007 a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of the officers, directors and employees of our company.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation recorded by the Company in each of the last two completed fiscal years for our principal executive officer and our three most highly compensated executives officers who were serving as executive officers as of the end of the last fiscal year. Such officers are referred to herein as our “Named Officers.”

Name	Year ended	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Comp		Total

Kenneth Craig	9/30/2006	-	-	101,966	-	-	-	41,250	(4)	143,216
Chief Executive Officer (1)	9/30/2005	-	-	-	-	-	-	-		-

Ted Sparling	9/30/2006	129,876	23,923	245,337	-	-	-	7,966	(5)	407,102
Division President	9/30/2005	43,728		63,191	-	-	-	5,571	(5)	112,490

V.L. Sandifer Jr.	9/30/2006	-	-	90,636	-	-	-	26,642	(6)	117,278
Chief Financial Officer (2)	9/30/2005	-	-		-	-	-	1,863	(6)	1,863

Clifford H. Wildes	9/30/2006	-	-	101,966	-	-	-	11,250	(7)	113,216
Chief Operating Officer (3)	9/30/2005	-	-	-	-	-	-	-		-

(1) Mr. Craig served as our acting Chief Executive Officer from May 1, 2006 until December 31, 2006 when he was appointed as our Chief Executive Officer. Mr. Craig did not receive any base salary or bonus in fiscal year 2006 for his services as our Chief Executive Officer.

(2) Mr. Sandifer served as our acting Chief financial officer from June 1, 2006 until December 31, 2006 when he resigned from his position with the Company. Mr. Sandifer did not receive any base salary or bonus in fiscal year 2006 for his services as our Chief Financial Officer.

(3) Mr. Wildes served as our acting Chief Operating Officer from May 1, 2006 until December 31, 2006 when he was appointed as our Chief Operating Officer. Mr. Wildes did not receive any base salary or bonus in fiscal year 2006 for his services as our Chief Operating Officer.

(4) Represents payments made for consulting services while Mr. Craig was our acting Chief Executive Officer.

(5) Represents payments made to reimburse Mr. Sparling for medical insurance that was not available to all employees.

(6) Represents payments made for consulting services while Mr. Sandifer was our acting Chief Financial Officer in 2006 and as a financial consultant in 2005.

(7) Represents payments made for consulting services while Mr. Wildes was our acting Chief Operating Officer.

Outstanding Equity Awards at Fiscal Year-End

Kesselring’s Named Executive Officers did not hold unexercised options or any other stock awards as of the end of our fiscal year ending September 30, 2006. As such, the table has been omitted.

Director Compensation and Committees

We presently are considering to pay compensation to our directors for acting in such capacity, including the grant of shares of common stock or options and reimbursement for reasonable out-of-pocket expenses in attending meetings.

We have an audit committee. Accordingly, we have designated a director as an "audit committee financial expert", as that term is defined in the rules of the Securities and Exchange Commission.

The Board of Directors does not have a standing nominating committee. Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors in accordance with our bylaws and Delaware law.

Meetings may be held from time to time to consider matters for which approval of our Board of Directors is desirable or is required by law.

Employment Agreements

Kenneth Craig, Chief Executive Officer

We entered into an employment agreement on January 1, 2007 with Mr. Craig to fulfill the duties of Chief Executive Officer. The agreement provides Mr. Craig a base salary of the following:

Annual Base	Period
$174,000	January 1, 2007 to July 31, 2007
$225,000	August 1, 2007 to July 31, 2008
$237,000	August 1, 2008 to July 31, 2009
$250,000	August 1, 2009 to December 31, 2010

Further, Mr. Craig is entitled to a bonus equal to 2% of our Operating Income, as reported in our Form 10-KSB, adjusted for certain non-operating items including stock based compensation and amortization, payable within 90 days after our fiscal year end. In the event our annual Gross Revenue and Gross Margin exceed $20,000,000 and 20%, respectively, Mr. Craig’s bonus will be increased to 3% of our Operating Income, as adjusted. Mr. Craig is also entitled to a company automobile, a company paid health club membership and participation in any available option plan(s). The initial term of the agreement will end December 31, 2010.

In the event of a change in control (as defined in the agreement), Mr. Craig is entitled to the greater of $250,000 cash payment or an amount equal to 1% of any sale price above $25,000,000. If during the term of this agreement Mr. Craig’s employment is terminated without cause (as defined in the agreement), he is entitled to severance pay equal to his 12 months of base salary, payable in accordance with our standard payroll procedures, and any outstanding options which would have vested in the 12 month period subsequent to termination will be immediately vested. If Mr. Craig’s employment is terminated for any other reason, he is entitled to severance pay equal $35,000 plus three months of his base salary for each completed full year of employment not to exceed nine months. The agreement provides that Mr. Craig will not compete with the Company either while he is employed or for one year following his final date of employment with us.

Mr. Craig served as our acting Chief Executive Officer from May 1, 2006 until December 31, 2006 under a consulting agreement with terms substantially similar to the terms of his employment agreement described above. However, this consulting agreement also provided Mr. Craig with 450,000 shares of our common stock which were issued on June 1, 2006.

Clifford H. Wildes, Chief Operating Officer

We entered into an employment agreement on January 1, 2007 with Mr. Wildes to fulfill the duties of Chief Operating Officer. The agreement provides Mr. Wildes a base salary of the following:

Annual Base	Period
$174,000	January 1, 2007 to July 31, 2007
$190,000	August 1, 2007 to July 31, 2008
$205,000	August 1, 2008 to July 31, 2009
$220,000	August 1, 2009 to December 31, 2010

Further, Mr. Wildes is entitled to a bonus equal to 2% of our Operating Income, as reported in our Form 10-KSB, adjusted for certain non-operating items including stock based compensation and amortization, payable within 90 days after our fiscal year end. In the event our annual Gross Revenue and Gross Margin exceed $20,000,000 and 20%, Mr. Wildes’ bonus will be increased to 3% of our Operating Income, as adjusted. Mr. Wilde is also entitled to a company automobile, a company paid health club membership and participation in any available option plan(s). The initial term of the agreement will end December 31, 2010.

In the event of a change in control (as defined in the agreement), Mr. Wildes is entitled to the greater of $250,000 cash payment or an amount equal to 1.0% of any sale price above $25,000,000. If during the term of this agreement Mr. Wildes’ employment is terminated without cause (as defined in the agreement), he is entitled to severance pay equal to his base salary for a period of 12 months, payable in accordance with our standard payroll procedures, and any outstanding options which would have vested in the 12 month period subsequent to termination will be immediately vested. If Mr. Wildes’ employment is terminated for any other reason, he is entitled to severance pay equal $35,000 plus three months of his base salary for each completed full year of employment not to exceed nine months. The agreement provides that Mr. Wildes will not compete with the Company either while he is employed or for one year following his final date of employment with us.

Mr. Wildes served as our acting Chief Operating Officer from May 1, 2006 until December 31, 2006 under a consulting agreement with terms substantially similar to the terms of his employment agreement described above. However, this consulting agreement also provided Mr. Wildes with 450,000 shares of our common stock which were issued on June 1, 2006.

Laura Camisa, Chief Financial Officer

We entered into an employment agreement on January 1, 2007 with Ms. Camisa to fulfill the duties of Chief Financial Officer. The agreement provides Ms. Camisa a base salary, after a brief “part-time” period, of $144,000 per year, increasing to $162,000 on approximately March 15, 2008. Further, Ms. Camisa is entitled to a bonus equal to 1% of our Operating Income, as reported in our Form 10-KSB, adjusted for certain non-operating items including stock based compensation and amortization, payable within 90 days after our fiscal year end. In the event our annual Gross Revenue and Gross Margin exceeds $20,000,000 and 20%, respectively, Ms. Camisa’s bonus will be increased to 1.5% of our Operating Income. Ms. Camisa was also awarded options to purchase 200,000 shares of our common stock at a price of $0.37 per share, vesting immediately. Ms. Camisa is also entitled to an automobile allowance and temporary housing. The initial term of the agreement will end February 28, 2010. The agreement will be extended each subsequent year unless either party to the agreement gives written notice 60 days prior to expiration.

If during the term of this agreement Ms. Camisa’s employment is terminated without cause (as defined in the agreement), she is entitled to severance pay equal to her base salary for a period of 12 months. If Ms. Camisa’s employment is terminated for any other reason, she is entitled to severance pay equal to two months of her base salary for each completed full year of employment not to exceed six months. The agreement provides that Ms. Camisa will not compete with the Company either while she is employed or for two years following her final date of employment with us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 1, 2006, Kesselring acquired King Brothers Woodworking, Inc., King Brothers Door and Hardware, Inc. and other related assets, which such businesses are engaged in the production of building products. A portion of the purchase price for the King companies was a promissory note in the amount of $700,000, which has been paid off.

We had engaged Don Craig, a shareholder of our company and the father of Kenneth Craig, our CEO and director, as a consultant. In consideration for providing us with consulting services on various matters, we paid Don Craig a consulting fee of $16,000 per month. The consulting agreement with Don Craig was terminated in June 2007.

An accounting firm in which Virgil Sandifer, a director of our company, is a partner, provides tax services for our company. During the year ended September 30, 2006, we paid Mr. Sandifer's firm $28,314 in fees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 13, 2007 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (2)
Kenneth Craig*	138,603(3)	8.06%
Clifford H. Wildes*	136,037(4)	7.91%
Laura A. Camisa*	10,256(5)	**

Marcello Trebitsch *	0	0.00%
Nicole O’Sullivan	115,763(6)	6.73%
Daniel Ezelle	112,171	6.52%
Teresita Craig	141,426(7)	8.22%
Gary and Margaret King	293,604	17.07%
Curtis and Lois King	152,178	8.85%

All officers and directors as a group (3 persons)	284,905	16.46%

*Executive officer and/or director of our company.
** Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Kesselring Holding Corporation, 2208 58th Avenue East, Bradenton, Florida 34203.
(2)
Applicable percentage ownership is based on 1,720,202 shares of common stock outstanding as of June 13, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of June 13, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of June 13, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes an aggregate of 76,987 shares of common stock held by Mr. Craig’s wife and children.
(4)	Includes 76,987 shares of common stock held by Mr. Wildes’ wife.
(5)	Represents an option to purchase 10,256 shares of common stock of Kesselring at an exercise price of $7.21 per share.
(6)	Represents shares of common stock held by the Nicole O’Sullivan Trust.
(7)	Includes an aggregate of 25,662 shares of common stock held by Mrs. Craig’s husband.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of the year ended September 30, 2006, about the shares of the our common Stock that may be issued upon the exercise of options granted to employees and consultants.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	-0-	-0-	-0-

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are authorized to issue up to 700,000,000  shares of Common Stock, par value $0.0001. As of June 13, 2007, there were 1,720,202 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

The transfer agent of our common stock is Manhattan Transfer Register Co..

 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's directors and executive officers are indemnified as provided by the Delaware General Corporation Law and the Company's Bylaws. Limitation on Liability and Indemnification of Directors and Officers under Delaware General Corporation Law a director or officer is generally not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:

1. his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

2. his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of ours will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's or officer's fiduciary duty and does not eliminate or limit our right or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

As permitted by Delaware law, our By-Laws include a provision which provides for indemnification of a director or officer by us against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was an officer or director, provided that the director or officer acted in good faith and in a manner he or she believed to be in or not opposed to our best interests. We have purchased insurance under a policy that insures both our company and our officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for our company by Sichenzia Ross Friedman Ference LLP, New York, New York. Sichenzia Ross Friedman Ference LLP has received 8,558 shares of common stock, for its representation of the our company in connection with the May 2007 Financing and the related registration statement.

EXPERTS

The consolidated balance sheet of Kesselring Corporation and Subsidiaries as of September 30, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended September 30, 2006 and the period from the Company’s inception (January 14, 2005) to September 30, 2005, appearing in this prospectus and registration statement have been audited by Lougheed & Company LLC, independent registered public accounting firm, as set forth on their report thereon dated January 23, 2007, except for Note 15, as to which the date is May 18, 2007, appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The statements of operations, stockholders’ equity, and cash flows of Kesselring Restoration Company, Inc. (the “Predecessor”) for the period from October 1, 2004 to January 13, 2005 appearing in this prospectus and registration statement have been audited by Lougheed & Company LLC, independent registered public accounting firm, as set forth on their report thereon dated January 23, 2007, appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN ACCOUNTANTS

On June 12, 2007 (the “Dismissal Date”), we advised Morgenstern, Svboda & Baer, CPA’s, P.C. (the “Former Auditor”) that they were dismissed as our independent registered public accounting firm. The decision to dismiss the Former Auditor as our independent registered public accounting firm was approved by our Board of Directors on June 8, 2007. Upon receipt of such dismissal, the Former Auditor notified us that it had previously resigned on June 4, 2007 as the auditor for our company pursuant to a letter sent to Marcello Trebitsch, our former executive officer and director, at our former offices located in Brooklyn, New York. As the Former Auditor’s resignation was sent to a former executive officer at our former address and not to our company, we deem such resignation to be ineffective. Except as noted in the paragraph immediately below, the reports of the Former Auditor on our consolidated financial statements for the period commencing April 11, 2006 (inception) through December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

The reports of the Former Auditor on our consolidated financial statements for the period commencing April 11, 2006 (inception) through December 31, 2006 contained an explanatory paragraph which noted that there was substantial doubt as to our ability to continue as a going concern as we had no operations and no established source of revenue.

During the period commencing April 11, 2006 (inception) through December 31, 2006, and through the Dismissal Date, we have not had any disagreements with the Former Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the Former Auditor’s satisfaction, would have caused them to make reference thereto in their reports on our consolidated financial statements for such years.

During the period commencing April 11, 2006 (inception) through December 31, 2006, and through the Dismissal Date, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

We provided the Former Auditor with a copy of this disclosure. The Former Auditor, as of the date hereof, has not advised as to its timing of the review of this disclosure or the release of its letter stating that it agreed with the statements made herein or the reasons why it disagreed. Upon receipt, the letter from the Former Auditor will be filed as an amendment to a Form 8-K.

New independent registered public accounting firm

On June 12, 2007 (the “Engagement Date”), we engaged Lougheed & Company LLP (“New Auditor”) as our independent registered public accounting firm for our fiscal year ended September 30, 2007. The decision to engage the New Auditor as our independent registered public accounting firm was approved by our Board of Directors.

During the two most recent fiscal years and through the Engagement Date, the Company has not consulted with the New Auditor regarding either:

1.
the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that the New Auditor concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

2.
any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports and other information and a copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in 100 F Street, N.E., Washington, D.C. 20549. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

KESSELRING CORPORATION AND SUBSIDIARIES
INDEX TO FINANCIAL STATEMENTS

Consolidated and Predecessor Financial Statements
Year Ended September 30, 2006 and Periods from Inception (January 14, 2005) to September 30, 2005 and October 1, 2004 to January 13, 2005

Report of Independent Registered Public Accounting Firm - Company	F-4

Report of Independent Registered Public Accounting Firm - Predecessor	F-5

Consolidated Balance Sheet as of September 30, 2006	F-6

Consolidated and Predecessor Statements of Operations for the following periods:

• Consolidated operations for the year ended September 30, 2006	F-7
• Consolidated operations for the period from January 14, 2005 through September 30, 2005	F-8
• Predecessor operations for the period from October 1, 2004 to January 13, 2005	F-9

Consolidated and Predecessor Statements of Stockholders’ Equity for the following periods:

• Consolidated stockholders’ equity for the year ended September 30, 2006	F-10
• Consolidated stockholders’ equity for the period from January 14, 2005 through September 30, 2005	F-11
• Predecessor stockholders’ equity for the period from October 1, 2004 to January 13, 2005	F-12

Consolidated and Predecessor Statements of Cash Flows for the following periods:

• Consolidated cash flows for the year ended September 30, 2006	F-13
• Consolidated cash flows for the period from January 14, 2005 through September 30, 2005	F-14
• Predecessor cash flows for the period from October 1, 2004 to January 13, 2005	F-14

Notes to Consolidated and Predecessor Financial Statements	F-15- F-32

Unaudited Condensed Consolidated Financial Statements
Six Months Ended March 31, 2007 and 2006

Condensed Consolidated Balance Sheets as of March 31, 2007 and September 30. 2006	F-33

Condensed Consolidated Statements of Operations for the six months ended March 31, 2007 and 2006	F-34

Consolidated Statements of Cash Flows for the six months ended March 31, 2007 and 2006	F-35

Notes to Unaudited Condensed Consolidated Financial Statements	F-36- F-42

Unaudited Pro Forma Condensed Consolidated Financial Information as of March 31, 2007

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2007	F-44

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended September 30, 2006	F-45

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended March 31, 2007	F-46

Notes to Unaudited Condensed Consolidated Financial Statements	F-47-F-50

KESSELRING CORPORATION AND SUBSIDIARIES
FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Kesselring Corporation

We have audited the accompanying consolidated balance sheet of Kesselring Corporation and Subsidiaries (the “Company”) as of September 30, 2006, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended and for the period from the Company’s inception (January 14, 2005) to September 30, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kesselring Corporation and Subsidiaries as of September 30, 2006 and the consolidated results of their operations and their cash flows for the year then ended and for the period from the Company’s inception (January 14, 2005) to September 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Lougheed & Company LLC

Tampa, Florida
January 23, 2007, except for Note 15, as to which
the date is May 18, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Kesselring Corporation

We have audited the accompanying statements of operations, stockholders' equity (deficit), and cash flows of Kesselring Restoration Corporation, Inc. (the “Predecessor”) for the period from October 1, 2004 to January 13, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Kesselring Restoration Corporation, Inc. for the period from October 1, 2004 to January 13, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Lougheed & Company LLC

Tampa, Florida
January 23, 2007

KESSELRING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2006

ASSETS
Current assets:
Cash and cash equivalents	$550,482
Accounts receivable, net	1,763,501
Inventories	479,560
Costs and estimated earnings in excess of billings on uncompleted contracts	129,465
Other current assets	93,619
Total current assets	3,016,627
Property and equipment, net	2,167,851
Intangible assets, net	81,780
Total assets	$5,266,258

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,189,650
Billings in excess of costs and estimated earnings on uncompleted contracts	319,384
Notes payable and current maturities of long-term debt	199,511
Notes and other payables, related parties	929,524
Deferred income taxes	254,829
Total current liabilities	2,892,898
Long-term debt	20,859
Total liabilities	2,913,757

Commitments and contingencies (Note 13)	-

Stockholders' equity:
Preferred stock, $0.00001 par value, 20,000,000 shares authorized;
no shares issued and outstanding	-
Common stock, $0.00001 par value, 100,000,000 shares authorized;
25,329,800 shares issued and outstanding	254
Additional paid-in capital	2,939,784
Accumulated deficit	(587,537)
Total stockholders' equity	2,352,501
Total liabilities and stockholders’ equity	$5,266,258

See accompanying notes.

KESSELRING CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND PREDECESSOR STATEMENTS OF OPERATIONS

	Company		Predecessor
		Period from	Period from
		January 14, 2005	October 1, 2004
	Year ended	through	through
	September 30, 2006	September 30, 2005	January 13, 2005
Revenues:
Contract services	$5,592,295	$1,793,597	$316,245
Product sales	1,737,560	-	-
	7,329,855	1,793,597	316,245
Cost of revenues:
Contract services	4,491,263	1,506,566	285,075
Product sales	1,335,006	-	-
	5,826,269	1,506,566	285,075

Gross profit	1,503,586	287,031	31,170

Operating expenses:
Salaries and benefits	980,326	270,223	59,517
Consulting, related parties	568,985	-	-
Professional fees	217,710	-	1,313
Depreciation/amortization, less amounts included in cost of revenues	132,327	68,049	213
Rent and occupancy	63,426	31,468	7,096
Transportation expense	49,993	20,343	11,727
Repairs and maintenance	39,463	23,148	1,923
Asset impairment loss	-	36,196	-
Other operating expenses	57,393	88,094	20,418
	2,109,623	537,521	102,207

Loss from operations	(606,037)	(250,490)	(71,037)
See accompanying notes.

KESSELRING CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND PREDECESSOR STATEMENTS OF OPERATIONS (continued)

	Company		Predecessor
		Period from	Period from
		January 14, 2005	October 1, 2004
	Year ended	through	through
	September 30, 2006	September 30, 2005	January 13, 2005

Loss from operations	$(606,037)	$(250,490)	$(71,037)

Other income (expense):
Interest income	1,265	2,619	-
Interest expense	(33,239)	(8,538)	-
Other income (expense), net	(3,615)	268	-
Total other income (expense), net	(35,589)	(5,651)	-

Loss before income taxes and extraordinary item	(641,626)	(256,141)	(71,037)

Income tax benefit	221,728	75,998	-

Loss before extraordinary item	(419,898)	(180,143)	(71,037)

Extraordinary gain from bargain purchase, net of income taxes	-	12,504	-

Net loss	$(419,898)	$(167,639)	$(71,037)

Net loss per share—basic and diluted:
Loss before extraordinary item	$(0.03)	$(0.01)	$(0.01)
Extraordinary gain	-	-	-
	$(0.03)	$(0.01)	$(0.01)

Weighted average number of common shares outstanding:
Basic and diluted	16,699,567	13,859,375	10,000,000
See accompanying notes.

KESSELRING CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND PREDECESSOR STATEMENTS OF OPERATIONS (continued)

	Company		Predecessor
		Period from	Period from
		January 14, 2005	October 1, 2004
	Year ended	through	through
	September 30, 2006	September 30, 2005	January 13, 2005

Supplemental unaudited pro forma statement of operations information:
			(Unaudited)

Net loss, as reported			$(71,037)
Pro forma effect of:
Income tax benefit			24,501
Pro forma net loss			$(46,536)

Pro forma net loss per share:
Basic and diluted, pro forma			$(0.00)

Weighted average number of common shares outstanding:
Basic and diluted, pro forma			10,000,000

The supplemental unaudited pro forma statement of operations information gives effect to income taxes as if the Predecessor was taxed under jurisdictions consistent with those of the Company. See Notes 1 and 12.

See accompanying notes.

KESSELRING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
PERIOD FROM JANUARY 14, 2005 THROUGH SEPTEMBER 30, 2005 AND THE YEAR ENDED SEPTEMBER 30, 2006

			Additional
	Common Stock		Paid-in	Accumulated	Deferred
	Shares	Amount	Capital	Deficit	Compensation	Total
Balances at January 14, 2005	13,000,000	$130	$15,270	$-	$-	$15,400

Shares issued for employee compensation	1,100,000	11	116,645	-	(216,656)	(100,000)

Amortization	-	-	-	-	63,191	63,191

Net loss	-	-	-	(167,639)	-	(167,639)

Balances at September 30, 2005	14,100,000	141	131,915	(167,639)	(153,465)	(189,048)

Compensation re-measurement	-	-	10,038	-	(10,038)	-

Amortization	-	-	-	-	163,503	163,503

Shares issued for services	2,229,800	23	568,784	-	-	568,807

Shares issued in acquisition	7,440,000	74	1,680,649	-	-	1,680,723

Shares issued for employee compensation	700,000	7	196,865	-	-	196,872

Shares sold for cash	860,000	9	300,991	-	-	301,000

Termination of redemption feature	-	-	100,000	-	-	100,000

Reorganization	-	-	(49,458)	-	-	(49,458)

Net loss	-	-	-	(419,898)	-	(419,898)

Balances at September 30, 2006	25,329,800	$254	$2,939,784	($ 587,537)	$-	$2,352,501

See accompanying notes.

KESSELRING CORPORATION AND SUBSIDIARIES
PREDECESSOR STATEMENT OF STOCKHOLDERS' EQUITY
PERIOD FROM OCTOBER 1, 2004 THROUGH JANUARY 13, 2005

	Common Stock		Additional
			Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total

Predecessor balances at October 1, 2004	10,000,000	$100	$100	$233,974	$234,174

Net loss	-	-	-	(71,037)	(71,037)

Predecessor balances at January 13, 2005	10,000,000	$100	$100	$162,937	$163,137

See accompanying notes.

KESSELRING CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND PREDECESSOR STATEMENTS OF CASH FLOWS

	Company		Predecessor
		Period from	Period from
		January 14, 2005	October 1, 2004
	Year ended	through	through
	September 30, 2006	September 30, 2005	January 13, 2005
Cash flows from operating activities:
Net loss	$(419,898)	$(167,639)	$(71,037)
Adjustments to reconcile net los s to net cash from operating activities:
Depreciation and amortization	170,790	77,220	1,323
Stock-based compensation— employees	360,368	63,191	-
Stock-based compensation— related party consultants	469,567	-	-
Stock-based compensation— consultants	99,240	-	-
Extraordinary gain	-	(12,504)	-
Deferred income taxes	(221,728)	(75,998)	-
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(475,067)	(190,382)	15,673
Inventories	(42,008)	-	-
Contract assets	(104,115)	41,001	(8,830)
Other current assets	(64,682)	(686)	(6,419)
Accounts payable and accrued expenses	417,274	201,883	84,112
Contract liabilities	101,050	46,967	4,872

Net cash from operating activities	290,798	(16,947)	19,694

Cash flows from investing activities:
Acquisitions, net of cash acquired	126,857	21,373	-
Reorganization	(49,458)	-
Purchases of property and equipment	(143,991)	(119,793)	(844)

Net cash from investing activities	(66,592)	(98,420)	(844)

See accompanying notes.

KESSELRING CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND PREDECESSOR STATEMENTS OF CASH FLOWS (continued)

	Company		Predecessor
		Period from	Period from
		January 14, 2005	October 1, 2004
	Year ended	through	through
	September 30, 2006	September 30, 2005	January 13, 2005
Cash flows from financing activities:
Proceeds from notes payable	$268,047	$108,745	$-
Proceeds from notes payable, related parties	-	179,000	-
Repayment of notes payable	(366,515)	(31,034)	-
Repayment of notes payable, related parties	(4,000)	(29,000)	-
Proceeds from sale of common stock	301,000	-	-
Capital contributions	-	15,400	-
Net cash from financing activities	198,532	243,111	-

Net change in cash	422,738	127,744	18,850

Cash at beginning of period	127,744	-	139,062

Cash at end of period	$550,482	$127,744	$157,912

See accompanying notes.

KESSELRING CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND PREDECESSOR STATEMENTS OF CASH FLOWS (continued)

	Company		Predecessor
	Year ended	Period from J anuary 14, 2005 through	Period from October 1, 2004 through
	September 30, 2006	September 30, 2005	January 13, 2005

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for:
Interest	$10,664	$3,789	$-
Income taxes	$-	$-	$-

Cash received in connection with business purchases	$126,857	$161,373	$-

Supplemental non-cash investing and financing activities:

Issuance of common stock for business purchases	$1,680,723	$-	$-
Issuances of notes and other payables for business purchases	$850,000	$50,000	$-
Property and equipment acquired with debt	$27,147	$42,148	$-

See accompanying notes.

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

1.	Our business and organization and significant accounting policies:

 Our business:

Kesselring Corporation (the “Company”)   was organized as a Florida Corporation on January 13, 2005. We are engaged in (i) restoration services, principally to commercial property owners, (ii) the manufacture and sale of cabinetry and remodeling products, principally to contractors and (iii) residential and commercial remodeling and homebuilding. We apply the “management approach” to the identification of our reportable operating segments as provided in Financial Accounting Standard No. 131 Disclosures about Segments of an Enterprise and Related Information . This approach requires us to report our segment information based on how our chief decision making officer internally evaluates our operating performance. As more fully discussed in Note 14, our business segments consist of (i) Contract Services (homebuilding and restoration services), and (ii) Building Products. Our homebuilding and restoration operations are conducted in the State of Florida and principally serve the West Central Florida Area. Our building products manufacturing facilities are located in the State of Washington and serve principally contractors in the Northwestern United States.

Consolidation policy  and basis of presentation:

Our consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Kesselring Restoration Inc., King Brothers Woodworking, Inc., King Door and Hardware, Inc., Kesselring Homes, Inc., and 1 st Aluminum, Inc. All significant inter-company balances and transactions have been eliminated in our consolidated financial statements.

On January 14, 2005, we acquired Kesselring Restoration Corporation, Inc. in a business combination that we accounted for as a purchase transaction (also see Note 2). We have concluded that Kesselring Restoration Corporation, Inc. constitutes a predecessor because we succeeded our otherwise minimal operations to those of the acquired company. Predecessor financial statements are required in filings with the Securities and Exchange Commission, with no lapse in audited periods or omission of other information, because the absence of such financial statements would exclude a significant part of the past operating performance and thereby limit the ability of readers of our financial statements to evaluate the historical operating results of our present business. Accordingly, we have provided the predecessor statements of operations, cash flows and stockholders’ equity of Kesselring Restoration Corporation, Inc. for the period from October 1, 2004 through January 13, 2005 the date prior to our acquisition.

 Revenue recognition:

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, our price is fixed or otherwise determinable and collectibility is probable. Our revenue recognition policy for each of our offerings follows:

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

1.	Our business and organization and significant accounting policies (continued):

Contract Services - Our contract services revenue reflects the revenues that we derive from providing restoration services and homebuilding services under formal contractual arrangements. Our restoration contracts are principally with commercial property owners; such as hotel or apartment building owners. Our homebuilding contracts are principally with residential property owners. Our remodeling contracts are with commercial property owners and residential homeowners. These services include the provisioning of our workforce, the engagement of subcontractors and the delivery and installation of materials and products that are necessary to provide services to our customers. We contract with our customers on both a fixed-price and cost-plus-fee basis. We generally recognize contract revenues by applying the percentage-of-completion method, where the percentage of revenue that we record is determined by dividing our contract-specific costs incurred by our estimate of total costs on each contract. In certain instances where restoration contracts are very short in duration and involve minimal costs, we record revenue when our contractual responsibilities have been completed; but only after we conclude that the application of this method would not result in materially different reported revenues. In all instances, we evaluate our contracts for possible losses. We record contract losses when such losses are both probable and reasonably estimable.

Product Sales - Our product sales reflect revenue that we derive from our Building Products operating segment. We manufacture and sell custom cabinetry and custom remodeling products principally to construction contractors. In certain instances, to facilitate the sale of our custom products, we may engage to install our products at the contractor worksite at the time of delivery. We recognize product sales when products have been picked up at our facility or delivered, and where installation is required, installed at our customer’s worksite.

Cash and Cash Equivalents:

For purposes of our statements of cash flows, we consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company owns depositary balances at several financial institutions, in amounts which may exceed FDIC insured limits from time to time. We minimize the risks associated with such concentrations by periodically considering the reported standing of the financial institution.

Accounts receivable:

Accounts receivable represents normal trade obligations from customers that are subject to normal trade collection terms, without discounts or rebates. We require deposits or retainers when we consider a customer’s credit risk to warrant the collection of such. In addition, we collect deposits in connection with our homebuilding construction services, consistent with industry practice. Notwithstanding these collections, we periodically evaluate collectibility of our accounts receivable and consider the need to establish an allowance for doubtful accounts based upon our historical collection experience and specifically identifiable information about our customers.

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

1.	Our business and organization and significant accounting policies (continued):

Inventories:

Inventories consist of (i) manufacturing materials used in and held for sale in our Building Products operating segment, (ii) non-contract-specific construction materials used in our Contract Services operating segment, and (iii) work-in-process on short-duration time and material contracts. Manufacturing and general contract inventories are stated at the lower of cost, applying the first-in, first-out method, or market. Work-in-process on short-duration time and material contracts is recorded at the job-specific actual cost of material, labor and overhead.

Property and equipment:

Property and equipment are stated at cost. Buildings and improvements, vehicles, office and production equipment are depreciated using the straight-line method over the estimated useful lives of the related assets. Carrying values of land are considered for impairment at least annually. Maintenance and routine repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of operations.

Intangible assets:

Our intangible assets arose from the purchase of businesses (See Note 2). Intangible assets are recorded at our cost, and are being amortized over estimated useful lives.

Impairment of long-lived assets:

We assess the recoverability of our long-lived assets (property and equipment and identifiable intangible assets) by determining whether undiscounted cash flows of long-lived assets over their remaining lives are sufficient to recover the respective carrying values. The amount of long-lived asset impairment, if any, is measured based on fair values of our assets and is charged to operations in the period in which long-lived asset impairment is determined by management. During the period from January 14, 2005 through September 30, 2005, we recorded an impairment loss of $36,196 in our operations related to improvements we had made to certain leaseholds that we determined would not have continuing value to the Company.

Advertising expense:

We expense our advertising costs as they are incurred.

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

1.	Our business and organization and significant accounting policies (continued):

Stock-based compensation:

We have issued our common stock for compensation to employees and non-employee service providers. As permitted under Financial Accounting Standard No. 123 , Accounting for Stock-Based Compensation , as amended, we have applied Accounting Principles Board Opinion No. 25 , Accounting for Stock Issued to Employees , and related interpretations in accounting for our share-based payments. Accordingly, we record the related compensation expense based upon the fair value of the common shares issued, as determined by independent appraisals that are based upon an Income Approach to enterprise valuation of private companies.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123(R), Shared-Based Payments (revised 2004), which is a revision of FASB Statement No. 123. Statement 123(R) supersedes ABP Opinion No. 25 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The provisions in Statement 123(R) are effective for all stock options or other equity-based awards to our employees or directors that vest or become exercisable in the Company’s first quarter of fiscal 2007. We will adopt Statement 123(R) at that time and report its effects, if any, in the first quarter of 2007 in accordance with the new standard. Since we accounted for all share-based payments at fair value, the adoption of Statement 123(R) is not anticipated to result in a material change in the accounting policies applied in these financial statements.

Income taxes:

We account for income taxes under the asset and liability method in accordance with Financial Accounting Standard No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations.

The Predecessor was a Subchapter S Corporation prior to its acquisition on January 14, 2005 and, in lieu of corporate taxes, its then stockholders were taxed on their proportionate share of the taxable income or received the benefit of tax losses. Since no provision has been included in the accompanying Predecessor financial statements, we have provided unaudited pro forma financial information in the accompanying statement of operations as if the Predecessor paid income taxes under jurisdictions consistent with those of the continuing Company.

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

1.	Our business and organization and significant accounting policies (continued):

Comprehensive income:

Comprehensive income is defined as all changes in stockholders’ equity from transactions and other events and circumstances. Therefore, comprehensive income includes our net income (loss) and all charges and credits made directly to stockholders’ equity other than stockholder contributions and distributions. We had no other transactions or events that affect our comprehensive income.

Net income (loss) per share:

Basic income (loss) per share is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period of computation. Diluted income (loss) per share gives effect to potentially dilutive common shares outstanding. We had no potentially dilutive equity-indexed instruments outstanding during the periods presented in our consolidated statements of operations.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates that we have made in the preparation of our financial statements are as follows:

Contract revenue: Our revenue recognition policies require us to estimate our total contract costs and revise those estimates for changes in the facts and circumstances. These estimates consider all available information; including pricing quotes provided by our vendors for materials, projections of our employee compensation and our past experience in providing contract services.

Intangible assets: Our intangible assets require us to make subjective estimates about our future operations and cash flows so that we can evaluate the recoverability of such assets. These estimates consider all available information and market indicators; including our operational history, our expected contract performance and changes in the industries that we serve.

Stock-based compensation: Our common stock is not traded publicly and we do not have a history of private sales upon which to base the fair value of common stock issued for compensatory purposes and business acquisitions. Accordingly, we have engaged third-party valuation service providers to assist us in developing appropriate assumptions and making estimates about the fair values of our common stock at the times of issuance.

Actual results could differ from these estimates.

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

2.	Business acquisitions:

Kesselring Restoration Corporation, Inc.:

On January 14 2005, we acquired the outstanding common stock of Kesselring Restoration Corporation, Inc. for cash consideration of $80,000 and notes payable of $50,000; accordingly, our purchase price amounted to $130,000. We made this purchase for the purpose of commencing our Restoration Services business. The acquisition of Kesselring Restoration Corporation, Inc. was accounted for using the purchase method of accounting. Accordingly, the purchase price, plus the fair values of assumed liabilities, was allocated to the tangible and intangible assets acquired based upon their respective fair values. Since the fair values of the tangible and intangible assets acquired exceeded the purchase price, the fair values of long-lived assets acquired, including identifiable intangible assets, were reduced to zero and the excess of $12,504 was recorded as an extraordinary gain during the period the acquisition occurred.

The operations of Kesselring Restoration Corporation, Inc. are included in our consolidated financial statements commencing on the date of this acquisition. As mentioned in our basis of presentation note, above, the operations and cash flows of Kesselring Restoration Corporation, Inc. for the period prior to our purchase are provided under the caption Predecessor.

The purchase price as allocated and the fair values of assets we acquired are as follows:
	As Allocated	Fair Value
Cash	$157,912	$157,912
Accounts receivable	53,828	53,828
Contract assets	61,578	61,578
Other current assets	6,818	6,818
Property and equipment	-	13,082
Intangible assets	-	93,750
Total assets	280,136	386,968

Accounts payable and accrued expenses	(112,736)	(112,736)
Deferred income taxes	(7,551)	-
Contract liabilities	(17,345)	(17,345)
Total liabilities	(137,632)	(130,081)

Extraordinary gain	(12,504)	-

Purchase price	$130,000	$256,887

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

2.	Business acquisitions (continued):

TBS Constructors, Inc. (“TBS”):

On March 10, 2005, we acquired the outstanding common stock of TBS Constructors, Inc. (“TBS”) for cash consideration of $10,000. We currently operate this subsidiary under the name Kesselring Homes, Inc. We made this purchase principally for the purpose of engaging TBS’s then owner as our President, and entering into the residential home construction and remodeling business. The acquisition of TBS was accounted for using the purchase method of accounting. Accordingly, the purchase price, plus the fair values of assumed liabilities   was allocated to the tangible and intangible assets acquired based upon their respective fair values. The operations of TBS Constructors, Inc. are included in our consolidated financial statements commencing on the date of this acquisition.

The purchase price as allocated and the fair values of assets we acquired are as follows:

	As Allocated	Fair Value
Cash	$3,461	$3,461
Accounts receivable	6,000	6,000
Contract assets	4,773	4,773
Other current assets	7,012	7,012
Property and equipment	42,554	42,554
Intangible asset	206,017	180,124
Total assets	269,817	243,924

Accounts payable and accrued expenses	(24,003)	(24,003)
Contract liabilities	(154,022)	(154,022)
Deferred income taxes	(68,447)	-
Note payable	(13,345)	(13,345)
Total liabilities	(259,817)	(191,370)

Purchase price	$10,000	$52,554

We have evaluated the assets acquired in our acquisition of TBS and determined that excess of the fair values of net assets acquired over our purchase price is attributable to the employment of the TBS owner operator as our President. As a result, we have recorded the excess as an intangible employment cost that will be amortized over the minimum period of our contractual employment arrangement of two years.

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

2.	Business acquisitions (continued):

King Brothers Woodworking, Inc., King Brothers Door and Hardware, Inc. and related assets (collectively “King Group”):

On July 1, 2006, we acquired the outstanding common stock of the individual companies comprising the King Group for 7,440,000 shares of our common stock; face value $700,000 of notes payable, due December 31, 2006; and, up to $150,000 for certain direct, purchase-related reimbursements that were probable of payment at the time of the purchase. We purchased King for the purpose of commencing our building products business. The common shares that we issued had a fair value of $1,680,723 on the acquisition date based upon a valuation of the share values; accordingly, our purchase price amounted to $2,530,723.

Our acquisition of the King Group was accounted for using the purchase method of accounting. Accordingly, the purchase price, noted above, plus the fair values of assumed liabilities, was allocated to the tangible and intangible assets acquired based upon their respective fair values. The operations of the King Group are included in our consolidated financial statements commencing on the date of this acquisition.

The purchase price as allocated and the fair values of assets acquired are as follows:

	As Allocated	Fair Value
Cash	$126,857	$126,857
Accounts receivable	1,038,224	1,038,224
Inventories	437,552	437,552
Other receivables	5,100	5,100
Other current assets	9,320	9,320
Property and equipment	1,873,317	1,873,317
Intangible assets	42,000	42,000
Total assets	3,532,370	3,532,370

Accounts payable and accrued expenses	(433,754)	(433,754)
Deferred income taxes	(476,557)	-
Note payable	(91,336)	(91,336)
Total liabilities	(1,001,647)	(525,090)

Purchase price	$2,530,723	$3,007,280

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

2.	Business acquisitions (continued):

We have evaluated the assets acquired in our acquisition of the King Group and determined that excess of the fair values of net assets acquired over our purchase price is attributable to the customer and vendor relationships of the King Group established prior to our purchase. As a result, we have recorded a portion of the excess cost that will be amortized over the estimated period of the relationships of three years.

The following unaudited pro forma operations data gives effect to the acquisitions of (i) Kesselring Restoration Corporation, Inc. (ii) TBS and (iii) the King Group as if having occurred on October 1, 2004:

	Year ended September 30,
	2006	2005
Revenues	$12,418,797	$8,303,799
(Loss) income before extraordinary item	$(118,025)	$64,692
Net (loss) income	$(118,025)	$77,169
Net (loss) income per share:
Basic and diluted	$(0.01)	$0.00

Unaudited pro forma information is not necessarily indicative of the results of operations that we would have experienced had the acquisitions occurred at the beginning of the respective periods presented.

Reorganization:

On June 30, 2006 we spun-off our parent company. The Company assumed all liabilities of the parent company and expenses of the parent company were pushed down to the Company and accordingly are recorded in these financial statements.

3.	Accounts receivable:

Accounts receivable consisted of the following at September 30, 2006:

Billed:	Contract Services	Product Sales	Total

Completed contracts/deliveries	$191,217	$1,178,211	$1,369,428
Uncompleted contracts	394,073	-	394,073
	$585,290	$1,178,211	$1,763,501

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

4.	Inventories:

Inventories consisted of the following as of September 30, 2006:
Raw materials	$226,860
Work in process	145,578
Finished goods	107,122
$479,560

5.	Uncompleted contracts:

Costs, estimated earnings and billings on uncompleted contracts are as follows:
Costs incurred	$4,898,020
Estimated earnings	881,890
5,779,910
Billings to date	(5,969,829)

$(189,919)

The above contract activity is reflected in our September 30, 2006 balance sheet under the following captions:
Costs and estimated earnings in excess
of billings on uncompleted contracts	$129,465

Billings in excess of costs and estimated
earnings on uncompleted contracts	(319,384)

$(189,919)

6.	Property and equipment:

Property and equipment consisted of the following as of September 30, 2006:

Land	$450,547	--
Buildings	1,186,861	30 years
Building improvements	21,592	15 years
Vehicles	307,438	5 years
Office equipment and furniture	81,469	3-7 years
Production and other equipment	201,733	5-10 years
	2,249,640
Less: accumulated depreciation	(81,789)
	$2,167,851

6.	Property and equipment (continued):

Depreciation expense has been allocated to the following activities in our consolidated financial statements:
	Year ended September 30, 2006	Period from January 14, 2005 through September 30, 2005	Period from October 1, 2004 through January 13, 2005
Cost of sales	$38,463	$9,171	$1,110
Operating expenses	26,178	7,961	213
Depreciation expense	$64,641	$17,132	$1,323

7.	Intangible assets:

Intangible assets, which arose during our business acquisition activities discussed in Note 2, consisted of the following as of September 30, 2006:

		Life
Employment contracts	$206,017	2 years
Customer and vendor relationships	42,000	3 years
	248,017
Less accumulated amortization	(166,237)
	$81,780

Amortization expense amounting to $106,149 and $60,088 during the year and period ended September 30, 2006 and 2005, respectively, is reflected as a component of operating expenses in our consolidated financial statements.

Estimated future amortization of intangible assets for each of the years ending September 30 is as follows:
2007	$56,920
2008	14,000
2009	10,860
Total	$81,780

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

8.	Accounts payable and accrued expenses:

Accounts payable and accrued expenses consisted of the following at September 30, 2006:

Accounts payable-trade	$821,456
Accrued expenses	235,955
Accrued losses on contracts	98,914
Accrued warranty expense (See Note 13)	33,325
$1,189,650

9.    Notes payable and long-term debt:

Notes payable consisted of the following at September 30, 2006:

Note and other payable, stockholder bearing interest at 7% and maturing January 1, 2007 (a)	$575,000

Note and other payable, stockholder bearing interest at 7% and maturing January 1, 2007 (a)	275,000

Bank credit facilities with $620,000 of maximum borrowing, bearing variable interest rates ranging from Prime plus 1.0% to 1.5% (currently 9.25% to 9.75%) due from April to August 2007 (b, c)	191,675

Line of credit, stockholder bearing interest at 7.75% due upon demand	53,057

Note payable, stockholder bearing interest at 7.75% and maturing November 2006	26,467

Note payable, bank bearing interest at 4.9% and maturing August 10, 2010	27,822

Note payable, bank bearing interest at 2.9% and maturing January 6, 2007	873
1,149,894
Less current maturities	(1,129,035)
Long-term debt	$20,859

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

9.	Notes payable and long-term debt (continued):

(a)	These notes and other obligations arose in connection with our purchase of the King Group of companies. See Note 2 for additional information.
(b)
Our bank line of credit with maximum borrowings of $250,000 and $191,675 outstanding as of September 30, 2006 has been personally guaranteed as to payment on the due date by certain of our officers. In addition, the bank has waived a financial reporting requirement for the fiscal year ended September 30, 2006.

(c)	Our bank line of credit with maximum borrowings of $370,000 and $-0- outstanding as of September 30, 2006 is secured by accounts receivable and inventories of our Building Products business segment.

Future maturities of our notes payable are as follows:

Year ending September 30:
2007	$1,129,035
2008	6,819
2009	7,161
2010	6,879
$1,149,894

10.	Related party transactions:

Our consulting fees, related parties for the year ended September 30, 2006 includes $568,985 that was paid to our shareholders for organizational and operational services. Of this amount, $469,567 was paid in the form of common stock at fair value.

We have executed employment or consultancy agreements with our principal officers that provide for performance-based compensation and traditional benefits, including severance commitments. In addition, consultancy arrangements with our Chief Executive and Chief Operating Officers provide for additional contingent compensation in the event of our sale or merger that results in a change in control. Under the terms of these agreements, in the event of our sale or merger, our Chief Executive and Chief Operating Officers would receive the higher of $250,000 and $200,000, respectively, or 7.5% and 6.0%, respectively, of the excess of the sale price over $30,000,000.

11.	Stockholders’ equity:

Share-based payments—employees:

During the year ended September 30, 2006, we awarded 700,000 shares of common stock to officers and employees that were recorded as compensation expense of $196,872 based upon the fair value of the shares issued. This amount, plus $163,496 of amortization of the arrangement discussed in the next paragraph represent the amount in the caption stock-based compensation in our statement of cash flows. These shares vested immediately and there were no performance obligations related to the award. This expense is included as a component of salaries and related expenses on our consolidated statement of operations.

During the year ended September 30, 2005, we awarded 1,100,000 shares of common stock, with a fair value of $216,656, to an officer under an employment contract that had a term of two years. The employment contract provided for, among other things, vesting over the two year term and a contingent right to require us to redeem the shares for $100,000. We recorded the shares at fair value, subject to amortization over the contractual term, and classified the fair value of the redemption feature outside of stockholders’ equity. On July 1, 2006, we amended the employment contract with this officer to eliminate the vesting and the redemption provisions. By accelerating the vesting of the original award, the contract amendment required us to re-measure compensation to this officer, resulting in additional compensation expense of $10,038. We computed the additional compensation as the award’s intrinsic value on the date of the modification in excess of the award’s original intrinsic value. Since the amendment also terminated the redemption right, the balance carried outside of stockholders’ equity was reclassified to additional paid-in capital.

Share-based payments—consultants:

During the year ended September 30, 2006, we compensated consultants with 2,229,800 shares of common stock for professional, organizational and operational related services. We recorded share-based consulting expense of $568,807, which, as discussed in Note 10, included $469,567 that was paid to our stockholders, as services were rendered, based upon the fair value of the shares issued.

Common stock issued for business acquisitions:

As more fully discussed in Note 2, we issued 7,440,000 shares of our common stock in connection with the acquisition of the King Group of companies. We included the fair values of these shares in our purchase price, which was allocated to the assets that we acquired, based on their fair values.

Private placement of common stock:

On September 15, 2006, we commenced a private placement of up to 14,285,714 shares of our common stock for net proceeds of up to $5,000,000 at a $0.35 per share price with a minimum of 10,000 shares per investor. As of September 30, 2006, we sold 860,000 shares for net proceeds of $301,000. Subsequently, in October and November 2006, we sold 1,400,000 shares for proceeds of $490,000. Accordingly, since the inception of this offering, we have sold 2,260,000 shares and received proceeds of $791,000.

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

12.	Income taxes:

Our provision for income taxes (and the unaudited pro forma provision for our Predecessor) consisted of the following components:

	Year ended September 30, 2006	Period from January 14, 2005 through September 30, 2005	Period from October 1, 2004 through January 13, 2005
			(Unaudited)
Current:
Federal	$-	$-	$(24,501)
State	-	-	-
Deferred	(221,728)	(75,998)	-
Total provision (benefit) for income taxes	$(221,728)	$(75,998)	$(24,501)

In addition to the above information, our extraordinary gain of $12,504 during the period from January 14, 2005 to September 30, 2005 is recorded in our statement of operations net of $7,551 of income taxes.

The reconciliation of the effective income tax rate to the Federal statutory rate is as follows for the periods below:

	Year ended September 30, 2006	Period from January 14, 2005 through September 30, 2005
Federal income tax at the statutory rate	( 34.00%)	( 34.00%)
Composite state tax rate (a)	(3.53)	(2.21)
Change in valuation allowance	0.22	(0.50)
Non-deductible items	3.29	5.52

Effective income tax rate	( 34.02%)	( 31.19%)

(a) We operate in one jurisdiction that does not have a corporate income tax. The composite state tax rate gives effect to this jurisdiction.

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

12.	Income taxes (continued):

Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of asset and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of our deferred tax assets are as follows as of September 30, 2006:

Net deferred tax liabilities:

Property and equipment acquired	$	(492,129)
Business intangibles acquired		(60,975)
Other temporary differences		(22,139)

Net deferred tax assets:
Loss carry-forwards		307,874
Reserves and accruals		12,540

Net deferred tax liabilities	$	(254,829)

As of September 30, 2005, we recorded a valuation allowance of approximately $1,200, which reversed during the year ended September 30, 2006.

As of September 30, 2006, we have Federal net operating loss carry-forwards of approximately $818,000 arising from our operations. Net operating loss carry-forwards expire starting in 2016 through 2023. Availability of these losses to offset future taxable income may be subject to limitations under Internal Revenue Code Section 382.

13.	Commitments and contingencies:

Warranties:

We provide a basic limited one-year warranty on workmanship and materials for all homes constructed, restoration services performed and products manufactured.  We estimate the costs that may be incurred under its basic limited warranty and record a liability in the amount of such costs at the time the associated revenue is recognized.  Factors that affect our warranty liability include the number of homes constructed, the amount of restoration services performed, the number of products manufactured, historical and anticipated rates of warranty claims and average cost per claim.  Estimated warranty costs are 0.50% of the total sales price of homes constructed and restoration services performed and 0.25% of the total sales price of products manufactured. The Company periodically assesses the adequacy of its recorded warranty liabilities and a djusts the amounts as necessary .

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

13.	Commitments and contingencies (continued):

The following tabular presentation reflects activity in warranty reserves during the periods presented:

	Company		Predecessor
	Year ended September 30, 2006	Period from January 14, 2005 through September 30, 2005	Period from October 1, 2004 through January 13, 2005
Balance at beginning of period	$8,513	$-	$-
Warranty charges	29,172	10,495	-
Warranty payments	(4,360)	(1,982)	-

Balance at end of period	$33,325	$8,513	$-

Lease obligations and rent:

We currently lease our corporate offices and our contract services facilities under a month to month operating lease agreement. Rent and related expense for the year ended September 30, 2006, the period from January 14, 2005 through September 30, 2005 and the period October 1, 2004 through January 13, 2005 amounted to $63,426, $31,468 and $7,096 respectively.

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

14.	Segment information:

Our business segments consist of (i) Contract Services (homebuilding and restoration services) and (ii) Building Products. Our restoration services include the exterior removal and replacement of steel reinforced concrete, stucco, carpentry work, waterproofing and painting of commercial buildings such as hotels and apartment buildings. Our residential homebuilding business consists of the construction of custom homes on our residential customers’ properties. These services also include interior remodeling of commercial and residential buildings. We currently provide these services to commercial property owners principally in the West Central Florida Area. Our building products business consists of the custom manufacturing and sale of cabinetry, wood moldings, doors, casework, display fixtures and other types of specialty woodwork. We provide these products principally to construction and homebuilding contractors in the Northwestern United States.

During 2006 we incurred expenses of $598,225 in strategic business activities that were not directly attributable to the operations of our segments.

Selected financial information about our segments is provided in the table below:

Company	Year ended September 30, 2006
	Contract Services	Product Sales	Corporate	Consolidated
Revenue	$5,592,295	$1,737,560	$-	$7,329,855
Operating income (loss)	(133,659)	125,847	(598,225)	(606,037)
Depreciation and amortization	148,898	21,892	-	170,790
Identifiable assets	1,440,394	3,825,864	-	5,266,258

Company	Period from January 14, 2005 to September 30, 2005
	Contract Services	Product Sales	Corporate	Consolidated
Revenue	$1,793,597	$-	$-	$1,793,597
Operating income (loss)	(250,490)	-	-	(250,490)
Depreciation and amortization	77,220	-	-	77,220
Identifiable assets	757,112	-	-	757,112

Predecessor	Period from October 1, 2004 to January 13, 2005
	Contract Services	Product Sales	Corporate	Consolidated
Revenue	$316,245	$-	$-	$316,245
Operating income (loss)	(71,037)	-	-	(71,037)
Depreciation and amortization	1,323	-	-	1,323
Identifiable assets	293,218	-	-	293,218

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND PREDECESSOR FINANCIAL STATEMENTS

14.	Segment information (continued):

Customer Concentrations:

Contract Services: Three customers accounted for approximately 51% of segment revenues for the year ended September 30, 2006. Three customers accounted for approximately 53% of segment sales for the period January 14, 2005 through September 30, 2005. Four customers accounted for approximately 65% of segment sales for the period October 1, 2004 through January 13, 2005.

Four customers accounted for approximately 61% of the segment accounts receivable balance as of September 30, 2006.

Building Products : No one customer accounted for 10% or more of segment sales during the periods presented. However, one customer accounted for approximately 11% of the segment accounts receivable balance as of September 30, 2006.

15.	Subsequent event:

On May 18, 2007, we merged with Offline Consulting, Inc. (“Offline”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”). The Exchange Agreement provided for, among other things, the exchange of our 26,773,800 outstanding common shares for 1,374,163 (or 80.28%) of Offline’s common shares. Considering that our shareholders will control the majority of Offline’s outstanding voting common stock, our management will have actual operational control of Offline and Offline has effectively succeeded its otherwise minimal operations to our operations, Kesselring is considered the accounting acquirer in this reverse-merger transaction. A reverse-merger transaction is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of our common stock for the net monetary assets of Offline, accompanied by a recapitalization.

KESSELRING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2007	2006
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$277,331	$550,482
Accounts receivable, net	2,036,581	1,763,501
Inventories	399,132	479,560
Costs and estimated earnings in excess of billings on
uncompleted contracts	131,212	129,465
Other current assets	272,218	93,619
Total current assets	3,116,474	3,016,627

Property and equipment, net	2,237,524	2,167,851
Intangible assets, net	31,498	81,780
Other assets	58,021	-
Total assets	$5,443,517	$5,266,258

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$1,101,767	$1,189,650
Billings in excess of costs and estimated earnings on
uncompleted contracts	203,663	319,384
Notes payable and current maturities of long-term debt	356,046	199,511
Notes payable - related parties	-	929,524
Deferred income taxes	21,868	254,829
Total current liabilities	1,683,344	2,892,898

Long-term debt, less current maturities	1,255,629	20,859
Total liabilities	2,938,973	2,913,757

Commitments and contingent liabilities (Note 9)	-	-

Stockholders' equity
Preferred stock, $0.00001 par value, 20,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $0.00001 par value, 100,000,000 shares authorized;
26,773,800 and 25,329,800 shares issued and outstanding, respectively	268	254
Additional paid-in capital	3,491,170	2,939,784
Accumulated deficit	(986,894)	(587,537)
Total stockholders' equity	2,504,544	2,352,501
Total liabilities and stockholders' equity	$5,443,517	$5,266,258

See accompanying notes.

KESSELRING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SIX MONTHS ENDED MARCH 31, 2007 AND 2006
(Unaudited)

	Six Months Ended March 31,
	2007	2006
Revenue
Contract services	$3,216,995	$2,235,582
Product sales	3,487,658	-
	6,704,653	2,235,582
Costs and expenses
Cost of sales:
Contract services	2,297,152	1,955,975
Product sales	2,974,663	-
Operating expenses:
Salaries and benefits	734,330	259,509
Consulting, related parties	221,037	-
Professional fees	646,150	14,503
Other operating expenses	420,701	149,223
	7,294,033	2,379,210

Loss from operations	(589,380)	(143,628)

Other income (expense)
Interest income	3,899	-
Interest expense	(44,805)	(4,224)
Other income (expense), net	(2,034)	3,946
Total other income (expense), net	(42,939)	(278)

Loss before income taxes	(632,319)	(143,906)

Income tax benefit	232,962	-

Net loss	$(399,357)	$(143,906)

Loss per share
Basic and diluted	$(0.02)	$(0.01)

Weighted average common shares outstanding
Basic and diluted	26,472,235	14,100,000

See accompanying notes.

KESSELRING CORPORATION AND SUBSIDIARIES
CONOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED MARCH 31, 2007 AND 2006
(Unaudited)

	Six months ended March 31,
	2007	2006
Cash flows from operating activities
Net loss	$(399,357)	$(143,906)
Adjustments to reconcile net loss to net cash
from operating activities:
Depreciation and amortization	131,401	70,605
Stock-based compensation - consultants	15,400	-
Stock-based compensation - employees	46,000	54,016
Deferred income taxes	(232,961)	-
Changes in operating assets and liabilities:
Accounts receivable	(273,080)	(131,782)
Inventories	80,428	-
Contract assets	(1,747)	(85,499)
Other assets	(236,620)	(13,116)
Accounts payable and accrued expenses	(87,883)	100,227
Contract liabilities	(115,721)	60,755
Net cash flows from operating activities	(1,074,140)	(88,700)

Cash flows from investing activities
Purchases of property and equipment	(150,792)	(30,086)
Net cash flows from investing activities	(150,792)	(30,086)

Cash flows from financing activities
Proceeds from notes payable	1,446,348	-
Proceeds from notes payable, related parties	-	254,000
Repayment of notes payable	(55,178)	(40,222)
Repayment of notes payable, related parties	(929,389)	(90,000)
Proceeds from sale of common stock	490,000	-
Net cash flows from financing activities	951,781	123,778

Net change in cash	(273,151)	4,992
Cash at beginning of period	550,482	127,744
Cash at end of period	$277,331	$132,736

SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest	$45,660	$5,070

See accompanying notes.

KESSELRING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Basis of presentation

Our unaudited condensed consolidated financial statements as of and for the six months ended March 31, 2007 have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with interim reporting standards of Regulation S-B of the Securities and Exchange Commission. Accordingly, they do not include all the information required by generally accepted accounting principles for complete financial statements. In our opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of our financial position as of March 31, 2007, our results of operations and cash flows for the six months ended March 31, 2007 and 2006 have been included in their preparation. These unaudited condensed consolidated financial statements should be read in conjunction with our annual financial statements for our fiscal year ended September 31, 2006 and Management’s Discussion and Analysis, included elsewhere herein. Operating results for the six months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending September 30, 2007.

Business:

We are engaged in (i) restoration services, principally to commercial property owners, (ii) the manufacture and sale of cabinetry and remodeling products, principally to contractors and (iii) residential and commercial remodeling and homebuilding. We apply the “management approach” to the identification of our reportable operating segments as provided in Financial Accounting Standard No. 131 Disclosures about Segments of an Enterprise and Related Information . This approach requires us to report our segment information based on how our chief decision making officer internally evaluates our operating performance. As more fully discussed in Note 2, our business segments consist of (i) Contract Services (homebuilding and restoration services), and (ii) Building Products. Our Contract Services operations are conducted in the State of Florida and principally serve the West Central Florida Area. Our building products manufacturing facilities are located in the State of Washington and serve principally contractors in the Northwestern United States.

Share-based compensation arrangements:

We have issued our common stock for compensation to employees and non-employee service providers. We record the related compensation expense for share issuances based upon the fair value of the common shares issued, as determined by independent appraisals that are based upon an Income Approach to enterprise valuation of private companies.

In December 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123(R), Shared-Based Payments , which is a revision of FASB Statement No. 123. Statement 123(R) supersedes ABP Opinion No. 25 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The provisions in Statement 123(R) are effective for all stock options or other equity-based awards to our employees or directors that vest or become exercisable in our first quarter of fiscal 2007. We adopted Statement 123(R) on October 1, 2006. Since we accounted for all share-based payments at fair value, the adoption of Statement 123(R) did not result in any material change in the accounting policies applied in these financial statements.

2.	Segment information

Our business segments consist of (i) Contract Services (homebuilding and restoration services) and (ii) Building Products. Our restoration services include the exterior removal and replacement of steel reinforced concrete, stucco, carpentry work, waterproofing and painting of commercial buildings such as hotels and apartment buildings. Our residential homebuilding business consists of the construction of custom homes on our residential customers’ properties. These services also include interior remodeling of commercial and residential buildings. We currently provide these services to commercial property owners principally in the West Central Florida Area. Our building products business consists of the custom manufacturing and sale of cabinetry, wood moldings, doors, casework, display fixtures and other types of specialty woodwork. We provide these products principally to construction and homebuilding contractors in the Northwestern United States.

During the six months ended March 31, 2007 we incurred expenses of $899,993 in strategic business activities that were not directly attributable to the operations of our segments.

Selected financial information about our segments is provided in the table below:

	For the six months ended March 31, 2007
	Contract	Product
	Services	Sales	Corporate	Consolidated

R Revenue	$3,216,995	$3,487,658	$-	$6,704,653
O Operating income (loss)	223,128	87,485	(899,993)	(589,380)
D Depreciation and amortization	76,716	54,685	-	131,401
Id Identifiable assets	1,465,789	3,862,915	114,813	5,443,517

	For the six months ended March 31, 2006
	Contract	Product
	Services	Sales	Corporate	Consolidated

R Revenue	$2,235,582	$-	$-	$2,235,582
O Operating income (loss)	(142,118)	-	(1,510)	(143,628)
D Depreciation and amortization	70,605	-	-	70,605
Id Identifiable assets	945,980	-	-	945,980

Customer concentrations

Contract Services: Three customers accounted for approximately 85% and 49% of segment revenues for the six months ended March 31, 2007 and March 31, 2006, respectively.

Three customers accounted for approximately 76% of the segment accounts receivable balance as of March 31, 2007.

Building Products: No one customer accounted for 10% or more of segment sales during the periods presented.

3.	Business acquisition:

King Brothers Woodworking, Inc., King Brothers Door and Hardware, Inc. and related assets (collectively “King Group”):

On July 1, 2006, we acquired the outstanding common stock of the individual companies comprising the King Group for 7,440,000 shares of our common stock; face value $700,000 of notes payable, due upon demand; and, up to $150,000 for certain direct, purchase-related reimbursements that were probable of payment at the time of the purchase. We purchased King for the purpose of commencing our building products business. The common shares that we issued had a fair value of $1,680,723 on the acquisition date based upon a valuation of the share values; accordingly, our purchase price amounted to $2,530,723.

Our acquisition of the King Group was accounted for using the purchase method of accounting. Accordingly, the purchase price, noted above, plus the fair values of assumed liabilities, was allocated to the tangible and intangible assets acquired based upon their respective fair values. Since, as reflected in the table below, the fair values of the tangible and intangible assets acquired exceeded the purchase price, the fair values of long-lived assets acquired were reduced accordingly. The operations of the King Group are included in our consolidated financial statements commencing on the date of this acquisition.

The purchase price as allocated and the fair values of assets acquired are as follows:

	As Allocated	Fair Value

Cash	$126,857	$126,857
Accounts receivable	1,038,224	1,038,224
Inventories	437,552	437,552
Other receivables	5,100	5,100
Other current assets	9,320	9,320
Property and equipment	1,873,317	1,873,317
Intangible assets	42,000	42,000
Total assets	3,532,370	3,532,370

Accounts payable and accrued	(433,754)	(433,754)
expenses
Deferred income taxes	(476,557)	-
Note payable	(91,336)	(91,336)
Total liabilities	(1,001,647)	(525,090)

Purchase price	$2,530,723	$3,007,280

We have evaluated the assets acquired in our acquisition of the King Group and determined that excess of the fair values of net assets acquired over our purchase price is attributable to the customer and vendor relationships of the King Group established prior to our purchase. As a result, we have recorded a portion of the excess cost that will be amortized over the estimated period of the relationships of three years.

The following unaudited pro forma operations data gives effect to our acquisition of the King Group as if having occurred on October 1, 2005:

	Six Months Ended March 31,
	2007	2006

Revenue	$6,704,653	$5,450,622
Net (loss) income	(399,357)	241,365
Net (loss) income per share:
Basic and diluted	$(0.02)	$0.02

Unaudited pro forma information is not necessarily indicative of the results of operations that we would have experienced had the acquisitions occurred at the beginning of the respective periods presented.

4.	Inventories:

Inventories consist of the following as of March 31, 2007 and September 30, 2006:

	March 31, 2007	September 30, 2006
Raw materials	$105,997	$226,860
Work in process	205,705	145,578
Finished goods	87,430	107,122
	$399,132	$479,560

5.	Uncompleted contracts:

Costs, estimated earnings and billings on uncompleted contracts are as follows:

Costs Costs incurred	$6,400,807
Estimated earnings	1,253,458
7,654,265
Billings to date	(7,726,716)
$(72,451)

The above contract activity is reflected in our March 31, 2007 balance sheet under the following captions:

Costs and estimated earnings in excess
of billings on uncompleted contracts	$131,212

Billings in excess of costs and estimated
earnings on uncompleted contracts	(203,663)
$(72,451)

6.	Accounts payable and accrued expenses:

Accounts payable and accrued expenses consist of the following as of March 31, 2007 and September 30, 2006:

	March 31,	September 30,
	2007	2006

Accounts payable - trade	$895,964	$821,456
Accrued expenses	156,507	235,955
Accrued losses on contracts	-	98,914
Accrued warranty expense	49,296	33,325
	$1,101,767	$1,189,650

7.	Notes payable:

In March 2007, we entered into a $1,255,500, 10-year, adjustable rate mortgage note based on the 5-year Treasury rate plus 2.90% (initial rate of 7.49%) secured by commercial real estate owned in Washington state.

In March 2007, we amended one of our bank lines of credit from a maximum borrowing amount of $370,000 to a maximum borrowing amount of $200,000 bearing a variable interest rate of Prime (currently 8.25%) and maturing on October 31, 2007.

The following table sets forth the components of our notes payable at March 31, 2007 and September 30, 2006:
	March 31,	September 30,
	2007	2006

Mortgage note, bearing variable interest rates based on
the 5-year Treasury Constant Maturity plus 2.8%,
(currently 7.49%)	$1,255,500	$-
Note and other payable, stockholder bearing interest at
7% and maturing January 1, 2007 (a)	-	575,000
Note and other payable, stockholder bearing interest at
7% and maturing January 1, 2007 (a)	-	275,000
Bank credit facilities with $620,000 of maximum
borrowing, bearing variable interest rates ranging from
Prime plus 1.0% to 1.5% (currently 9.25% to 9.75%)
due from April to August 2007 (b, c)	332,708	191,675
Line of credit, stockholder bearing interest at 7.75% due
upon demand	-	53,057
Note payable, stockholder bearing interest at 7.75% and
maturing November 2006	-	26,467
Note payable, bank bearing interest at 4.9% and
maturing August 10, 2010	23,467	27,822
Note payable, bank bearing interest at 2.9% and
maturing January 6, 2007	-	873
	1,611,675	1,149,894
Less current maturities	(356,046)	(1,129,035)
	$1,255,629	$20,859

(a)	These notes and other obligations arose in connection with our purchase of the King Group of companies and were paid in full in March 2007 from the proceeds of the mortgage note.

(b)
Our bank lines of credit with maximum borrowings of $250,000 and $231,724 outstanding as of March 31, 2007 has been personally guaranteed as to payment on the due date by certain of our officers. In addition, the bank has waived a financial reporting requirement for the fiscal year ended September 30, 2006.

(c)	Our bank lines of credit with maximum borrowings of $200,000 and $100,984 outstanding as of March 31, 2007 is secured by accounts receivable and inventories of our Building Products segment.

8.	Stockholders’ equity:

Share-based payments - consultants: During the six months ended March 31, 2007, we compensated consultants with 44,000 shares of common stock for professional, organizational and operations related services. We recorded share-based consulting expense of $15,400 as services were rendered, based upon the fair value of the shares issued.

Option Issuance - Employees: In January 2007, we granted 200,000 options to a senior officer as part of an employment agreement. These options vested immediately and are exercisable for five years. The fair value of the option award was estimated on the date of grant as $46,000 using the Black-Scholes valuation model that using the following assumptions: dividend yield - none, volatility of 79%, risk-free interest rate of 4.9%, assumed forfeiture rate as they occur, and an expected life of 5 years. Accordingly, we recognized $46,000 of compensation expense during the six months ended March 31, 2007.

Private placement of common stock: On September 15, 2006, we commenced a private placement of up to 14,285,714 shares of our common stock for net proceeds of up to $5,000,000 at a $0.35 per share price with a minimum of 10,000 shares per investor. As of September 30, 2006 we sold 860,000 shares for net proceeds of $301,000. In October and November 2006, we sold 1,400,000 shares for proceeds of $490,000. Accordingly, since the inception of this offering, we have sold 2,260,000 shares and received proceeds of $791,000.

9.	Commitments and contingencies:

Warranties: We provide a basic limited warranty on workmanship and materials for all homes constructed, restoration services performed and products manufactured for a one year period.  We estimate the costs that may be incurred under the basic limited warranty and record a liability in the amount of such costs at the time the associated revenue is recognized.  Factors that affect our warranty liability include the number of homes constructed, the amount of restoration services performed, the number of products manufactured, historical and anticipated rates of warranty claims and average cost per claim.  Estimated warranty costs are 0.50% of the total sales price of homes constructed and restoration services performed and 0.25% of the total sales price of products manufactured. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Activity in warranty reserves during the six months ended March 31, 2007 was:

Balance at October 1, 2006	$33,325
Warranty charges	19,027
Warranty payments	(3,056)
Balance at March 31, 2007	$49,296

Lease obligations and rent: We currently lease our corporate offices and our contract services facilities under a month to month operating lease agreement. Rent and related expense for the six months ended March 31, 2007 and 2006, amounted to $83,178 and $23,287, respectively.

10.	Subsequent event:

On May 18, 2007, we merged with Offline Consulting, Inc. (“Offline”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”). The Exchange Agreement provided for, among other things, the exchange of our 26,773,800 outstanding common shares for 1,374,163 (or 80.28%) of Offline’s common shares. Considering that our shareholders will control the majority of Offline’s outstanding voting common stock, our management will have actual operational control of Offline and Offline has effectively succeeded its otherwise minimal operations to our operations, Kesselring is considered the accounting acquirer in this reverse-merger transaction. A reverse-merger transaction is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of our common stock for the net monetary assets of Offline, accompanied by a recapitalization.

OFFLINE CONSULTING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION AS OF MARCH 31, 2007

The following unaudited pro forma condensed consolidated financial statements are presented to show the pro forma effects of the reverse merger between Offline Consulting, Inc. and Kesselring Corporation on May 18, 2007 and the Preferred Financing, more fully discussed in Note 1, below.

We derived the historical information for Kesselring Corporation from the audited financial statements for the year ended September 30, 2006 and the unaudited financial statements for the six months ended March 31, 2007, included elsewhere herein. We derived this information for Offline Consulting, Inc. from the audited financial statements for the period from April 11, 2006 (inception) to December 31, 2006 and the unaudited financial statements for the period from April 11, 2006 to September 30, 2006 and the six months ended March 31, 2007.

The unaudited pro forma condensed consolidated financial information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the pro forma condensed consolidated financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. Unaudited pro forma financial information should be read in conjunction with the accompanying historical financial statements of Kesselring Corporation and Management’s Discussion and Analysis, included elsewhere in the report.

OFFLINE CONSULTING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2007

	Historical			Pro forma		Pro forma
	Kesselring		Offline	Adjustments	Note 2	Consolidated
Assets	(Unaudited	)
Current assets
Cash and cash equivalents	$277,331		$297	$1,500,000	A	$1,777,628
Accounts receivable, net	2,036,581		-	-		2,036,581
Inventories	399,132		-	-		399,132
Costs and estimated earnings in excess of billings on uncompleted contracts	131,212		-	-		131,212
Other current assets	272,218		-	-		272,218
Total current assets	3,116,474		297	1,500,000		4,616,771

Property and equipment, net	2,237,524		-	-		2,237,524
Intangible assets, net	31,498		9,936	(9,936)	B	31,498
Other assets	58,021			-		58,021
Total assets	$5,443,517		$10,233	$1,490,064		$6,943,814

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$1,101,767		$35,350	-		$1,137,117
Billings in excess of costs and estimated				-
earnings on uncompleted contracts	203,663		-	-		203,663
Notes payable and current maturities of				-
long-term debt	356,046		-	-		356,046
Notes payable - related parties	-		6,166	-		6,166
Deferred income taxes	21,868		-	-		21,868
Total current liabilities	1,683,344		41,516	-		1,724,860

Long-term debt	1,255,629		-	-		1,255,629
Total liabilities	2,938,973		41,516	-		2,980,489

Stockholders' Equity
Common stock, $0.0001 par value, 700,000,000
shares authorized; 1,711,643 shares issued
and outstanding	268		634	(731)	C	171
Preferred stock, $0.0001 par value, 1,000,000
shares authorized; 1,000,000 shares issued
and outstanding	-		-	1,500,000	C	1,500,000
Additional paid-in capital	3,491,170		33,964	1,424,914	C	4,950,048
Accumulated deficit	(986,894)		(65,881)	(1,434,119)	C	(2,486,894)
Total stockholders' equity	2,504,544		(31,283)	1,490,064		3,963,325
Total liabilities and stockholders' equity	$5,443,517		$10,233	$1,490,064		$6,943,814

See accompanying notes.

OFFLINE CONSULTING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
Year Ended September 30, 2006

	Historical		Pro forma		Pro forma
	Kesselring	Offline	Adjustments	Note 2	Consolidated
Revenue
Contract services	$5,592,295	$-	$-		$5,592,295
Product sales	1,737,560	-	-		1,737,560
	7,329,855	-	-		7,329,855
Costs and expenses
Cost of sales
Contract services	4,491,263	-	-		4,491,263
Product sales	1,335,006	-	-		1,335,006
Selling, general and administrative	2,109,623	39,573	(1,354)	B	2,147,842
	7,935,892	39,573	(1,354)		7,974,111

Loss from operations	(606,037)	(39,573)	1,354		(644,256)

Other income (expense)
Interest income	1,265	4	-		1,269
Interest expense	(33,239)	-	-		(33,239)
Other income (expense), net	(3,615)	-	-		(3,615)
Total other income (expense), net	(35,589)	4	-		(35,585)

Loss before income taxes	(641,626)	(39,569)	1,354		(679,841)

Income tax benefit	221,728	-	-		221,728

Net loss	$(419,898)	$(39,569)	$1,354		$(458,113)

Reconcilation of net loss applicable
to common stockholders:
Net loss	(419,898)	(39,569)	1,354		(458,113)
Preferred stock deemed dividend			(1,500,000)	D	(1,500,000)
Preferred stock cummulative dividend	-	-	(120,000)	D	(120,000)
Loss applicable to common stockholders	$(419,898)	$(39,569)	$(1,618,646)		$(2,078,113)

Loss per common share
Basic and diluted					$(0.27)

Weighted average common shares outstanding
Basic and diluted					1,711,643

See accompanying notes.

OFFLINE CONSULTING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
Six Months Ended March 31, 2007

	Six months ended
	March 31, 2007		Pro forma		Pro forma
	Kesselring	Offline	Adjustments	Note 2	Consolidated
Revenue
Contract services	$3,216,995	$-	$-		$3,216,995
Product sales	3,487,658	-	-		3,487,658
	6,704,653	-	-		6,704,653
Costs and expenses
Cost of sales
Contract services	2,297,152	-	-		2,297,152
Product sales	2,974,663	-	-		2,974,663
Selling, general and administrative	2,022,217	25,786	(1,625)	B	2,046,378
	7,294,033	25,786	(1,625)		7,318,194

Loss from operations	(589,380)	(25,786)	1,625		(613,541)

Other income (expense)
Interest income	3,899	74	-		3,973
Interest expense	(44,805)	-	-		(44,805)
Other income (expense), net	(2,034)	-	-		(2,034)
Total other income (expense), net	(42,939)	74	-		(42,865)

Loss before income taxes	(632,319)	(25,712)	1,625		(656,406)

Income tax benefit	232,962	(600)	-		232,362

Net loss	$(399,357)	$(26,312)	$1,625		$(424,044)

Reconcilation of net loss applicable
to common stockholders:
Net loss	(399,357)	(26,312)	1,625		(424,044)
Preferred stock deemed dividend			(1,500,000)	D	(1,500,000)
Preferred stock cummulative dividend	-	-	(60,000)	D	(60,000)
Loss applicable to common stockholders	$(399,357)	$(26,312)	$(1,558,375)		$(1,984,044)

Loss per common share
Basic and diluted					$(0.25)

Weighted average common shares outstanding
Basic and diluted					1,711,643

See accompanying notes.

OFFLINE CONSULTING, INC.
NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED
FINANCIAL STATEMENTS

1.	Description of Transactions and Basis of Pro Forma Presentation

On May 18, 2007, we merged with Offline Consulting, Inc. (“Offline”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”). The Exchange Agreement provided for, among other things, the exchange of our 26,773,800 outstanding common shares for 1,374,163 (or 80.28%) of Offline’s common shares. Considering that our shareholders will control the majority of Offline’s outstanding voting common stock, our management will have actual operational control of Offline and Offline has effectively succeeded its otherwise minimal operations to our operations, Kesselring is considered the accounting acquirer in this reverse-merger transaction. A reverse-merger transaction is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of our common stock for the net monetary assets of Offline, accompanied by a recapitalization.

On May 18, 2007, we entered into a financing arrangement pursuant to which we sold various securities, as set forth below, in consideration of an aggregate purchase price of $1,500,000 (the “Preferred Financing”). The aforementioned merger was a condition precedent to the Preferred Financing.

In connection with the Preferred Financing, we issued the following securities to the investor:

•	1,000,000 shares of Series A Preferred Stock (the “Series A Preferred”);
•	Series A Common Stock Purchase Warrants to purchase 158,557 shares of common stock at $9.46 per share for a period of five years (the “Series A Warrants”);
•	Series J Common Stock Purchase Warrants to purchase 158,557 shares of common stock at $10.44 per share for a period of one year (the “Series J Warrants”); and
•	Series B Common Stock Purchase Warrants to purchase 158,557 shares of common stock at $10.44 per share for a period of five years (the “Series B Warrants”).

In connection with the Preferred Financing, we issued a warrant to purchase 93,938 shares of common stock at an exercise price of $9.46 per share for a term of five years to Cypress Advisors LLC for services as Placement Agent. The fair value of this warrant it reflected as a capital cost in stockholders’ equity.

The Series A Preferred Stock is convertible at the option of the holder into an aggregate of 158,557 shares of common stock. Holders of the Series A Preferred Stock are entitled to receive, when declared by our board of directors, cumulative annual dividends of $0.12 per share. After careful examination of the terms and conditions of the Series A Preferred Stock, we have concluded that there are no conditions, not within our control, that could give rise to a cash redemption. Accordingly, we have classified the Series A Preferred Stock in stockholders’ equity as being more akin to perpetual preferred stock.

OFFLINE CONSULTING, INC.
NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED
FINANCIAL STATEMENTS

The Series A Warrants and the Series B Warrants are exercisable for a period of five years at an exercise price of $9.46 and $10.44 per share, respectively. The Series J Warrants are exercisable for a period of one year at an exercise price of $10.44 per share.

Our accounting for the Preferred Financing in the accompanying pro forma financial statements gives effect to the allocation of proceeds between the Series A Preferred Stock, the warrants and a beneficial conversion feature. Although all components are classified in stockholders’ equity, we have reflected a deemed distribution through a charge to our retained earnings to accrete the Series A Preferred Stock to the stated value of $1,500,000 because (i) the Series A Preferred is immediately convertible and (ii) there is otherwise no stated term associated with the conversion. In addition, our income applicable to common stockholders reflects the deemed distribution and the cumulative dividends, which are amounts to the benefit of the preferred stockholders.

On May 18, 2007, we entered into a Settlement Agreement with our majority shareholder pursuant to which he agreed to cancel 6,002,500 shares of common stock in consideration of the transfer of all of the assets of Offline’s former business, which were minimal.

OFFLINE CONSULTING, INC.
NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED
FINANCIAL STATEMENTS

2.	Pro Forma Adjustments

Descriptive and tabular information about our pro forma adjustments are as follows:

A)
 This adjustment represents proceeds from our sale of Series A Preferred Stock and Warrants. Our merger with Offline was a condition precedent to this financing arrangement.  See Sub-Note C below for information about how we classified the securities that we sold in this financing transaction.

B)
This adjustment gives effect to the transfer of all of the assets of Offline’s former business, consisting mainly of intangibles with minimal values, under the Settlement Agreement. This adjustment also gives effect to the elimination of the amortization previously recorded by Offline related to the intangible assets.

C)
Pro forma adjusting entries to our stockholders’ equity accounts give effect to the reverse merger with Kesselring, the Preferred Stock and Warrant Financing Transaction and the Settlement Agreement. The following table illustrates the components of our adjustments to each of the categories of stockholders’ equity:

		DEBITS	(CREDITS)
			Additional
	Common	Preferred	Paid-in	Accumulated
	Stock	Stock	Capital	Deficit
Reorganization resulting from our reverse
merger with Kesselring:
Offline's issuance of common shares in exchange	$(137)	$-	$-	$-
for Kesselring commmon shares
Adjustment to accumulated deficit and paid-
in capital to give effect to the reorganization	268	-	65,150	(65,881)

Settlement agreement reflecting transferrence of
remaining minimal assets and cancellation of
common shares	600	-	9,936	-

Series A Preferred Stock financing transaction:
Allocation of proceeds between the preferred
stock and the warrants	-	(730,000)	(770,000)	-
Recognition of the beneficial conversion feature
embodied in the preferred stock	-	730,000	(730,000)	-
Recognition of the deemed dividend to accrete
the preferred stock to stated value	-	(1,500,000)	-	1,500,000
	$731	$(1,500,000)	$(1,424,914)	$1,434,119

D)
This adjustment represents the deemed dividend that resulted from our accretion of the Series A Preferred Stock to its stated value. This adjustment also represents the effects on our income (loss) applicable to common stockholders that is attributable to the cumulative dividend feature of our Series A Preferred Stock.

OFFLINE CONSULTING, INC.
NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED
FINANCIAL STATEMENTS

E)	Loss Per Common Share Data

Pro forma loss applicable to common stockholders on a per share basis gives effect to the following:

Numerator:

The numerator reflects net loss as adjusted for the deemed distribution associated with the issuance of Series A Preferred Stock and cumulative dividends to the benefit of the preferred stockholders.

Denominator:

The denominator reflects the weighted average outstanding shares of Offline as previously reported as adjusted to give effect to the cancellation of 6,002,500 shares in connection with the Settlement Agreement and the issuance of 1,347,163 in connection with the reverse merger. We have not given effect to the common shares indexed to the Series A Preferred Stock conversion feature in the denominator because the effect of doing so would be anit-dilutive to our pro forma loss per common share.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

The directors and executive officers of Kesselring Holding Corporation (the “Company”) are indemnified as provided by the Delaware General Corporation Law and the Company's Bylaws. Limitation on Liability and Indemnification of Directors and Officers under Delaware General Corporation Law a director or officer is generally not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:

1. his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

2. his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of ours will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's or officer's fiduciary duty and does not eliminate or limit our right or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

As permitted by Delaware law, our By-Laws include a provision which provides for indemnification of a director or officer by us against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was an officer or director, provided that the director or officer acted in good faith and in a manner he or she believed to be in or not opposed to our best interests. We have purchased insurance under a policy that insures both our company and our officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25.    Other Expenses of Issuance and Distribution

 The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$255.97
Accounting fees and expenses	30,000.00*
Legal fees and expenses	50,000.00*
TOTAL	$80,255.97*

* Estimated

Item 26.    Recent Sales of Unregistered Securities

On April 11, 2006, the Company issued 6,000,000 shares of our common stock to Allese Capital LLC in consideration for the payment of an aggregate of $600. The members and managers of Allese Capital LLC are Marcello Trebitsch, our Chief Executive Officer, Chief Financial Officer, Secretary, and Director, and his wife, Michelle Trebitsch. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

In August through September 2006, the Company issued 22,500 shares of common stock to nine investors in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S. The aggregate consideration paid for such shares was $2,250. All investors in such private placement were non-US persons (as defined under SEC Regulations). The Company provided all investors in the 2006 private placement with a subscription agreement.

In August through September, 2006, the Company issued 317,480 shares of common stock to thirty six investors in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The aggregate consideration paid for such shares was $31,748. The Company conducted the private placement without any general solicitation or advertisement and a restriction on resale. The Company provided all investors in the 2006 private placement with a subscription agreement.

Share Exchange - May 2007

On May 18, 2007, we entered into and closed a share purchase agreement with Kesselring and Kesselring’s shareholders (the “Purchase Agreement”). Pursuant to the Purchase Agreement, we acquired almost all of the issued and outstanding capital stock of Kesselring from the Kesselring shareholders in exchange for 1,374,163 shares of our shares of common stock.

May 2007 Financing

On May 18, 2007, the Company entered into a financing arrangement with Vision Opportunity Master Fund Ltd. (“Vision”) pursuant to which the Company sold various securities in consideration of an aggregate purchase price of $1,500,000 (the “Preferred 2007 Financing”). In connection with the Preferred 2007 Financing, the Company issued the following securities to Vision:

•	1,000,000 shares of Series A Preferred Stock (the “Series A Preferred”);
•	Series A Common Stock Purchase Warrants to purchase 158,562 shares of common stock at $9.46 per share for a period of five years (“Series A Warrants”);
•
Series J Common Stock Purchase Warrants to purchase 158,562 shares of common stock at $10.44 per share for a period of one year from the effective date of the registration statement (“Series J Warrants”); and

•	Series B Common Stock Purchase Warrants to purchase 158,562 shares of common stock at $10.44 per share for a period of five years (“Series B Warrants”).

The shares of Series A Preferred Stock are convertible, at any time at the option of the holder, into an aggregate of 158,562 shares of our common stock. Holders of the Series A Preferred Stock are entitled to receive, when declared by our board of directors, annual dividends of $0.12 per share of Series A Preferred Stock paid semi-annually on June 30 and December 31. Such dividends may be paid, at the election of the Company, either (i) in cash if legally able to do so, or (ii) in restricted shares of our common stock with piggyback registration rights. In the event that we elect to issue restricted shares of common stock in connection with the dividend on the Series A Preferred Stock, such dividend shares shall be determined by dividing the dividend amount by 90% of the volume weighted average price for the 20 trading days immediately preceding the record date for payment of such dividend.

In the event of any liquidation or winding up of our company, the holders of Series A Preferred Stock will be entitled to receive, in preference to holders of common stock, an amount equal to 115% of the original purchase price per share.

The Series A Warrants and the Series B Warrants shall be exercisable for a period of five years at an exercise price of $9.46 and $10.44 per share, respectively. In the event that the shares of common stock underlying the Series A Warrants and the Series B Warrants are not registered by May 2009, then the Series A Warrants and the Series B Warrants are exercisable on a cashless basis. The Series J Warrants are exercisable for a period of one year from the date of the registration statement registering the shares of common stock underlying the Series J Warrants is declared effective at an exercise price of $10.44 per share.

The Company granted the investor registration rights with respect to the Series A Preferred Stock and warrants. We are required to file a registration statement within 60 days from closing (or 60 days from the date of an acquisition) and have such registration statement declared effective within 150 days from closing if the registration statement is not reviewed or, in the event that the registration statement is reviewed, within 180 days from closing. If we fail to have the registration statement filed or declared effective by the required dates, the dividend rate associated with the Series A Preferred Stock, as applicable, will be increased from 8% to 10%.

Settlement Agreement

On May 18, 2007, the Company entered into a Settlement Agreement with Marcello Trebitsch pursuant to which he agreed to cancel 6,002,500 shares of common stock in consideration of the transfer of all of the assets of the Company’s former business.

Services

On May 18, 2007, the Company issued 8,558 shares of common stock to Sichenzia Ross Friedman Ference LLP in consideration of legal services.

On May 18, 2007, the Company issued a common stock purchase warrant to purchase 93,938 shares of common stock at an exercise price of $9.46 per share for a term of five years to Cypress Advisors LLC for services provided in connection with the Preferred 2007 Financing.

All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors or a limited number of unaccredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, the Company has made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Item 27.    Exhibits

Exhibit Number	Description
3.1	Certificate of Incorporation (3)
3.2	Certificate of Designation for Series A Preferred Stock (1)
3.3	Certificate of Ownership (4)
3.4	Bylaws (3)
4.1	Securities Purchase Agreement entered with Vision Master Opportunity Fund Ltd. (1)
4.2	Series A Warrant issued to Vision Opportunity Master Fund Ltd. (1)
4.3	Series B Warrant issued to Vision Opportunity Master Fund Ltd. (1)
4.4	Series J Warrant issued to Vision Opportunity Master Fund Ltd. (1)
4.5	Registration Rights Agreement entered with Vision Master Opportunity Fund Ltd. (1)
4.6	Warrant issued to Cypress Advisors LLC(1)
5.1	Consent of Sichenzia Ross Friedman Ference LLP

10.1	Share Purchase Agreement by and among Offline Consulting, Inc., Kesselring Corporation and the shareholders of Kesselring Corporation(1)
10.2	Settlement Agreement by and between Offline Consulting Inc. and Marcello Trebitsch(1)
16.1	Letter from Morgenstern, Svboda & Baer, CPA’s, P.C.
21.1	List of Subsidiaries of the Company
23.1	Consent of Lougheed and Company LLC
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1)
24.1	Powers of Attorney (Included on the signature page hereto).

(1)	Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on May 21, 2007.
(2)	Incorporated by reference to the Form 8-K/A filed with the Securities and Exchange Commission on June 20, 2007.
(3)	Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission on December 7, 2006.
(4)	Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on June 13, 2007.

Item 28.    Undertakings

The undersigned registrant hereby undertakes to:

(1)   File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)   Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)   Include any additional or changed material information on the plan of distribution.

(2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)   For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 ;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)   Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Bradenton, Florida on June 20, 2007.

KESSELRING HOLDING CORPORATION

By:	/s/ Kenneth Craig Kenneth Craig
Chief Executive Officer and Director

By:	/s/ Laura A. Camisa Laura A. Camisa
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kenneth Craig, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth Craig Kenneth Craig	Chief Executive Officer and Director	June 20, 2007

/s/ Clifford H. Wildes Clifford H. Wildes	Chief Operating Officer and Chairman of the Board	June 20, 2007

/s/Curtis King Curtis King	President - King Brothers Woodworking and Director	June 20, 2007

/s/Gary King Gary King	President - King Door and Hardware and Director	June 20, 2007

/s/ Virgil Lee Sandifer, Jr. Virgil Lee Sandifer, Jr.	Director	June 20, 2007

/s/ Ben Bond Ben Bond	Director	June 20, 2007

/s/ James K. Toomey James K. Toomey	Director	June 20, 2007